     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997

                                                              FILE NO. 333-22583
================================================================================

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                       POST-EFFECTIVE AMENDMENT NO. 1 TO


                                   FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                              JAKKS PACIFIC, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             DELAWARE                            3944                           95-4527222
   (STATE OR OTHER JURISDICTION      (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
        OF INCORPORATION)                    CODE NUMBER)                  IDENTIFICATION NO.)

  24955 PACIFIC COAST HIGHWAY, #B202, MALIBU, CALIFORNIA 90265 (310) 456-7799
         (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

          24955 PACIFIC COAST HIGHWAY, #B202, MALIBU, CALIFORNIA 90265 (ADDRESS OF PRINCIPAL OR INTENDED PRINCIPAL PLACE OF BUSINESS)

         JACK FRIEDMAN, CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT
                              JAKKS PACIFIC, INC.

  24955 PACIFIC COAST HIGHWAY, #B202, MALIBU, CALIFORNIA 90265 (310) 456-7799
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

               MURRAY L. SKALA, ESQ.                           ROBERT K. MONTGOMERY, ESQ.
              GABRIEL KASZOVITZ, ESQ.                            EBEN PAUL PERISON, ESQ.
 FEDER, KASZOVITZ, ISAACSON, WEBER, SKALA & BASS,              GIBSON, DUNN & CRUTCHER LLP
                         LLP                               2029 CENTURY PARK EAST, SUITE 4000
               750 LEXINGTON AVENUE                        LOS ANGELES, CALIFORNIA 90067-3026
           NEW YORK, NEW YORK 10022-1200                             (310) 552-8500
                  (212) 888-8200                                   FAX: (310) 551-8741
                FAX: (212) 888-7776

                            ------------------------

                APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================
                                        AMOUNT OF SHARES   PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF                 TO         OFFERING PRICE PER MAXIMUM AGGREGATE      AMOUNT OF
     SECURITIES TO BE REGISTERED         BE REGISTERED         SHARE(1)      OFFERING PRICE(1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
Common Stock par value $.001..........      600,000             $8.50            $5,100,000         $1,545.45
------------------------------------------------------------------------------------------------------------------
Common Stock par value $.001(2).......       90,000             $8.50             $765,000           $231.81
------------------------------------------------------------------------------------------------------------------
Representative's Warrants.............       42,000             $.001               $42                $.01
------------------------------------------------------------------------------------------------------------------
Common Stock par value $.001
  underlying Representative's
  Warrants............................       42,000             $11.05            $464,100           $140.64
------------------------------------------------------------------------------------------------------------------
Total.................................                                           $6,329,142        $1,917.91(3)
==================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.

(2) Represents 90,000 shares of Common Stock which the Underwriters have the option to purchase from two of the Company's stockholders to cover over-allotments, if any.

(3) $7,445.69 has been paid in registration fees.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE AN AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
================================================================================

                              JAKKS PACIFIC, INC.

                             CROSS-REFERENCE SHEET

        FORM SB-2 ITEM NUMBER AND CAPTION                      CAPTION IN PROSPECTUS
-------------------------------------------------    -----------------------------------------
  1.    Front of Registration Statement and
        Outside Front Cover of Prospectus........    Outside Front Cover Page
  2.    Inside Front and Outside Back Cover Pages
        of Prospectus Cover Pages................    Inside Front and Outside Back
  3.    Summary Information and Risk Factors.....    Prospectus Summary; Risk Factors
  4.    Use of Proceeds..........................    Use of Proceeds
  5.    Determination of Offering Price..........    Outside Front Cover Page; Underwriting
  7.    Selling Security Holders.................    Principal and Selling Stockholders;
                                                     Additional Registered Shares
  8.    Plan of Distribution.....................    Outside Front and Outside Back Cover
                                                     Pages; Inside Front Cover Page;
                                                     Underwriting
  9.    Legal Proceedings........................    Business -- Legal Proceedings
 10.    Directors, Executive Officers, Promoters
        and Control Persons......................    Management; Certain Relationships and
                                                     Related Transactions
 11.    Security Ownership of Certain Beneficial
        Owners and Management....................    Principal and Selling Stockholders
 12.    Description of the Securities............    Prospectus Summary; Description of
                                                     Securities
 13.    Interest of Named Experts and Counsel....    Legal Matters; Experts
 14.    Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities..............................    Underwriting;
                                                     Management -- Indemnification of Officers
                                                     and Directors
 15.    Organization within Last Five Years......    Management; Principal and Selling
                                                     Stockholders; Certain Relationships and
                                                     Related Transactions
 16.    Description of Business..................    Prospectus Summary; Business
 17.    Management's Discussion and Analysis or
        Plan of Operations.......................    Management's Discussion and Analysis of
                                                     Financial Condition and Results of
                                                     Operations
 18.    Description of Property..................    Business -- Properties
 19.    Certain Relationships and Related
        Transactions.............................    Certain Relationships and Related
                                                     Transactions
 20.    Market for Common Equity and Related
        Stockholder Matters......................    Prospectus Summary; Risk Factors;
                                                     Capitalization; Description of
                                                     Securities; Shares Eligible for Future
                                                     Sale; Price Range of Common Stock and
                                                     Dividend Policy
 21.    Executive Compensation...................    Management
 22.    Financial Statements.....................    Prospectus Summary; Consolidated
                                                     Financial Statements; Capitalization
 23.    Changes in and Disagreements with
        Accountants on Accounting and Financial
        Disclosure...............................    Not Applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 24, 1997


PROSPECTUS


                                 600,000 SHARES


                                      LOGO

                                  COMMON STOCK                              (TM)


     All of the 600,000 shares of Common Stock offered hereby (the "Offering") are being sold by JAKKS Pacific, Inc., a Delaware corporation (the "Company" or "JAKKS"). The Common Stock of the Company is traded on the Nasdaq National Market System under the symbol "JAKK." On April 22, 1997, the last reported sale price of the Common Stock was $6.69.

                            ------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
  AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR
           ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 7.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

================================================================================================
                                                               UNDERWRITING
                                                               DISCOUNTS AND      PROCEEDS TO
                                            PRICE TO PUBLIC   COMMISSIONS(1)      COMPANY(2)
================================================================================================
Per Share.................................         $                 $                 $
------------------------------------------------------------------------------------------------
Total (3).................................         $                 $                 $
================================================================================================


(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. The Company has also agreed to sell to Cruttenden Roth Incorporated, the representative (the "Representative") of the Underwriters, for nominal consideration, warrants to purchase up to 42,000 shares of Common Stock exercisable at a per share price equal to 130% of the Price to Public (the "Representative's Warrants"). See "Underwriting."



(2) Before deducting other expenses of this Offering payable by the Company, estimated to be $650,000.



(3) Two of the Company's stockholders have granted the Underwriters an option, exercisable within 45 days from the date of this Prospectus, to purchase up to an aggregate of 90,000 additional shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If the Underwriters' over-allotment option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, and Proceeds to the Company and such stockholders will be
    $          , $          , $          and $          , respectively. See
    "Underwriting."

                            ------------------------

     The shares of Common Stock are offered severally by the Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. It is expected that delivery of the certificates representing the shares of Common Stock will be made against payment therefor at the offices of the Representative, 18301 Von Karman, Suite 100, Irvine, California 92612, or through the facilities of
Depository Trust Company, on or about             , 1997.

                                CRUTTENDEN ROTH
                                  INCORPORATED

               The date of this Prospectus is             , 1997

                                   [PICTURES]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING BIDS AND PURCHASES, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety and should carefully consider the matters set forth in "Risk Factors."

                                  THE COMPANY

     JAKKS Pacific, Inc. (the "Company") develops, manufactures and markets toys and related products. The Company's principal products are (i) toys and action figures featuring licensed characters, including characters from the World Wrestling Federation ("WWF"), (ii) die cast collectible and toy vehicles marketed under the name Road Champs, (iii) fashion dolls with related accessories, (iv) electronic toys designed for children and (v) new lines of radio controlled and battery-operated vehicles.

     The Company commenced operations in July 1995, having acquired the doll and electronic toy operations of Justin Products Limited ("Justin"). In February 1997, the Company acquired the die cast collectible and toy vehicle operations of the Road Champs Companies. See "Business -- Acquisitions." Including Justin's operations in the first six months of 1995 and Road Champs operations in 1995 and 1996, the pro forma net sales of the businesses now operated by the Company have grown from $25.1 million to $27.6 million, respectively, and the pro forma net earnings of such businesses have grown from $1.2 million to $2.5 million, respectively.

     The Company sells its products through its employees and independent sales representatives. Purchasers of the Company's products include retail chain stores, department stores, toy specialty stores and wholesalers. The Road Champs products are also sold to smaller hobby shops and specialty retailers. The Company's six largest customers are Toys "R" Us, Wal Mart, Kay-Bee Toys, Kmart, Target and Caldor.

     Over the past few years, the toy industry has experienced substantial consolidation among both toy companies and toy retailers. The Company believes that this consolidation provides increased growth opportunity due to retailers' desires not to be entirely dependent on a few dominant toy companies. Retailer concentration also enables the Company to ship product, manage account relationships and track retail sales more effectively with a smaller staff. In addition, the Company believes that management's experience in the toy industry, the Company's flexibility and its recent success in developing and marketing products make it more attractive to toy inventors and developers.

     These industry trends and developments lead the Company to believe that it is well positioned for future growth. The Company's business strategy consists of the following elements:

- Develop Core Products. In 1997, the Company is expanding the number of items it offers as part of its core products. These core products include WWF action figures, the Road Champs product lines of die cast collectible and toy vehicles and fashion dolls.

- Enter New Product Categories. The Company intends to enter into license agreements in new product categories. The Company recently entered the radio controlled vehicle category by acquiring the rights to manufacture and sell Turbo Touch Racer, Reactor and Mini Reactor product lines in North America. The Company intends to continue to use management's extensive experience in the toy industry to evaluate toys in new product categories.

- Strategic Acquisitions. Since inception, the Company has acquired businesses with proven product lines, such as the Road Champs product lines that have been sold for over twenty years. Management seeks to continue to acquire proven product lines with an established history of sales and profitable operations.

- Enhance Operating Margins. Management believes that the Company's current infrastructure can accommodate significant growth without a corresponding increase in administrative expenses and that such growth will increase operating margins.

- Acquire Character and Product Licenses. The Company has licensing agreements with Titan Sports, Saban Entertainment, Time Warner, Sony and Fox. The Company intends to continue to pursue new licenses from these and other entertainment companies.

- Develop International Sales. The Company intends to expand its international sales by capitalizing on management's experience and relations with foreign distributors and retailers.

- Stability and Growth. The Company anticipates that its core products will continue to provide a consistent revenue source. The Company plans to utilize a portion of the profits from the sales of its core products to invest in new products.

     The Company was incorporated under the laws of Delaware in January 1995. The Company's executive offices are located at 24955 Pacific Coast Highway, #B202, Malibu, California 90265 and its telephone number is (310) 456-7799.

                                  THE OFFERING


Common Stock offered by the
  Company..................  600,000 shares



Common Stock to be
outstanding after the
  Offering (1).............  4,782,969 shares


Use of Proceeds............  The Company intends to use the net proceeds of this offering to repay short-term debt, to acquire additional character and product licenses, to acquire other toy businesses and product lines and for working capital and other general corporate purposes. See "Use of Proceeds."

Risk Factors...............  The shares offered hereby are speculative and involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk Factors."


Nasdaq National Market
System Trading Symbol......  "JAKK"

---------------


(1) Unless otherwise indicated, all share and per share data and information contained in this Prospectus relating to the number of shares of Common Stock outstanding does not include: (i) the 568,498 shares reserved for issuance upon the exercise of options outstanding and options available for grant; (ii) the 342,000 shares reserved for issuance upon the exercise of outstanding warrants (including the Representative's Warrants); and (iii) the 923,077 shares reserved for issuance upon the conversion of convertible debentures.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                   INCLUDING ROAD CHAMPS
                                           ACTUAL                                             --------------------------------
                                       APRIL 1, 1995        PRO FORMA           ACTUAL          PRO FORMA        PRO FORMA
                       YEAR ENDED       (INCEPTION)        YEAR ENDED      JANUARY 1, 1996     YEAR ENDED        YEAR ENDED
                      DECEMBER 31,    TO DECEMBER 31,     DECEMBER 31,     TO DECEMBER 31,    DECEMBER 31,      DECEMBER 31,
                         1994(1)          1995(2)            1995(3)           1996(4)           1995(5)          1996(6)
                      -------------   ----------------   ---------------   ----------------   -------------   ----------------
STATEMENT OF
  OPERATIONS:
Net sales...........     $ 4,470          $  6,077           $ 7,931           $ 12,052          $25,072          $ 27,563
Cost of sales.......       3,121             4,131             5,411              7,231           16,838            16,727
                           -----             -----             -----             ------           ------            ------
Gross profit........       1,349             1,946             2,520              4,821            8,234            10,836
Selling, general and
  administrative
  expenses..........       1,290             1,400             1,901              3,611            6,658             7,754
                           -----             -----             -----             ------           ------            ------
Operating income....          59               546               619              1,210            1,576             3,082
Interest income and
  other, net........           4                 4                 4                133                4               133
                           -----             -----             -----             ------           ------            ------
Income before income
  taxes.............          63               550               623              1,343            1,580             3,215
Provision for income
  taxes.............          --               114               126                163              426               725
                           -----             -----             -----             ------           ------            ------
Net income..........     $    63          $    436           $   497           $  1,180          $ 1,154          $  2,490
                           =====             =====             =====             ======           ======            ======
Net income per
  share.............     $  0.03          $   0.20           $  0.23           $   0.34          $  0.48          $   0.67
Weighted average
  number of
  shares............       2,191             2,191             2,191              3,504            2,390             3,702


                                                                                       DECEMBER 31, 1996
                                                                          --------------------------------------------
                                                                          ACTUAL      PRO FORMA(7)     AS ADJUSTED(8)
                                                                          -------     ------------     ---------------
BALANCE SHEET DATA:
Working capital.........................................................  $ 7,824       $  5,312           $ 8,275
Total assets............................................................   14,200         28,231            30,168
Short-term debt.........................................................      190          6,117             5,116
Long-term debt..........................................................       --          6,000             6,000
Stockholders' equity....................................................   11,746         13,246            16,184


---------------
(1) Reflects statement of operations data of Justin for the year ended December 31, 1994.
(2) Reflects the actual consolidated statement of operations data of JAKKS for the period from April 1, 1995 (inception) to December 31, 1995. The acquisition of Justin is accounted for as of July 1, 1995.
(3) Reflects pro forma statements of operations for the Company and Justin and certain adjustments for the year ended December 31, 1995, as if the acquisition of Justin occurred on January 1, 1995.
(4) Reflects the actual consolidated statement of operations data of JAKKS for year ended December 31, 1996.
(5) Reflects pro forma statements of operations for the Company and Road Champs and certain adjustments for the year ended December 31, 1995, as if the acquisition of Road Champs occurred on January 1, 1995.
(6) Reflects pro forma statements of operations for the Company and Road Champs and certain adjustments for the year ended December 31, 1996, as if the acquisition of Road Champs occurred on January 1, 1996.
(7) Reflects pro forma balance sheet data for the Company and Road Champs and certain adjustments as of December 31, 1996, as if the acquisition of Road Champs occurred on January 1, 1996 and reflects the issuance of the convertible debentures in the amount of $6,000,000 in January 1997.

(8) As adjusted to give effect to the sale of 600,000 shares of Common Stock offered by the Company at an assumed offering price of $6.50 per share, after deducting underwriting discounts and estimated offering expenses payable by the Company and the application of the estimated net proceeds therefrom.

                                  RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. Before making an investment decision, prospective investors should carefully consider the following risk factors, in addition to other information in this Prospectus.

DEPENDENCE ON LIMITED NUMBER OF PRODUCT LINES

     The Company derives a substantial portion of its revenue from a limited number of product lines. A decrease in the popularity of a particular product line or key products within a given product line during any year could have a material adverse effect on the Company's business, financial condition and results of operations. Sales of the Road Champs and WWF product lines represented most of the Company's revenue in 1996 on a pro forma basis. Although at the present time demand remains strong for the Road Champs and WWF product lines, there can be no assurance that any of these products will retain their current popularity. See "Business -- Products" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CONSUMER PREFERENCES AND NEW PRODUCT INTRODUCTIONS

     Consumer preferences in the toy industry are continuously changing and difficult to predict. Products often have short life cycles and relatively few achieve market acceptance. There can be no assurance that (i) new products or product lines introduced by the Company will achieve any significant degree of market acceptance, (ii) acceptance, if achieved, will be sustained for any significant amount of time or (iii) such products' life cycles will be sufficient to permit the Company to recover licensing, manufacturing, marketing and other costs associated therewith. Failure of new product lines to achieve or sustain market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the success of many of the Company's character related products is dependent on the popularity of characters generated by movies, television programs and other media. There can be no assurance that these movies, television programs or other media will be produced as scheduled, that they will be successful or that such success will result in substantial promotional value to the Company's products. See "Business -- Products."

DEPENDENCE ON LICENSING AGREEMENTS

     Many of the Company's products are based on characters, designs, concepts and inventions licensed from third parties. Character licenses permit the Company to manufacture and market toys based on characters or properties from movies, television, cartoons, video games, books and magazines. Product licenses confer rights to exploit original designs, concepts and inventions developed by toy inventors and designers. The royalty expenses paid under character and product licenses totaled approximately $762,000 for the fiscal year ended December 31, 1996. Such expenses were nominal in the fiscal period ended December 31, 1995.

     Competition for desirable licenses is intense. As a result, the Company may have to pay higher royalties in the future to secure or renew character and product licenses. No assurance can be made that the Company will be able to secure or renew character and product licenses on acceptable terms.

     Under certain character and product licenses, including the license for WWF, among others, the Company guarantees minimum royalty payments for a number of years regardless of the actual sales of the related product. If the Company fails to sell a sufficient quantity of such products, the Company may incur losses and might not be able to retain such licenses, which could have a material adverse effect on the Company's business, financial condition and results of operations. For the fiscal year ending December 31, 1997, the minimum guaranteed royalty payments under the Company's existing licenses will be approximately $730,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     Competition in the toy industry is intense. Many of the Company's competitors have greater financial resources, stronger name recognition, larger sales, marketing and product development departments and greater economies of scale that may cause their products to be more competitively priced. Competition extends to the procurement of character and product licenses, as well as to the marketing and distribution of products, including obtaining adequate shelf space in retail stores. Such competition may result in price reductions, reduced gross margins and loss of market share, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. No assurance can be made that the Company will be able to compete successfully against current and future competitors. See "Business -- Competition."

ASSIMILATION OF ROAD CHAMPS

     The Company acquired Road Champs in February 1997 (the "Road Champs Acquisition"). The Road Champs Acquisition involves numerous risks, including difficulties in the integration and assimilation of distinct product lines, administrative staff and sales forces and differences in methods of operation. While the Company intends to move quickly to integrate its acquisition of Road Champs, such integration and consolidation may require considerable management time and effort and could result in the diversion of management resources from other important matters. No assurance can be made that the Road Champs operations will continue to be profitable on an operating basis. See
"Business -- Acquisitions."

     The Company's products are generally not manufactured prior to the placement of an order by a customer. However, a portion of the customers of the Road Champs product lines are smaller domestic businesses, and as a result, the Company must carry inventory for and hold accounts receivable from such customers. Maintaining inventory in the toy industry requires the Company to warehouse products at significant costs without assurance of future sales.

LIMITED OPERATING HISTORY

     The Company commenced operations in April 1995 and did not have any product lines or revenues until the Justin Acquisition, effective July 1995. Accordingly, the Company has limited relevant operating history upon which an evaluation of the Company's performance and prospects can be made. Although certain of the Company's product lines acquired from Justin and Road Champs have demonstrated profitability in the past, there can be no assurance that the Company can profitably market such product lines in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and "Business -- Acquisitions."

CONCENTRATION OF SALES

     Sales of the Company's products to its six largest customers accounted for, in the aggregate, approximately 64.3% and 73.5% of revenue for the fiscal years ended December 31, 1996 and 1995, respectively, and approximately 51.4% and 53.7% of the Company's revenue on a pro forma basis when combined with Road Champs for the same periods. No other customer accounted for more than 3% of the Company's revenue for such periods. The Company does not have written contracts with or commitments from any of its customers. A substantial reduction in orders from any of its largest customers or a termination of any of such customer relationships could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, pressure by large customers to provide financial incentives to consumers, reduce prices, bear the risks and the cost of carrying inventory or change sales terms could also have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Marketing and Distribution."

DEPENDENCE ON KEY PERSONNEL

     The Company's success is largely dependent upon the experience and continued services of Jack Friedman, the Company's President. In the event of the loss of Mr. Friedman's services, no assurance can be given that the Company will be able to obtain the services of an adequate replacement, and any such loss or interruption of his services could have a material adverse effect on the Company's business, financial condition and results of operations. The Company has entered into an employment agreement with Mr. Friedman, expiring on December 31, 2001, which includes, among other things, provisions restricting him from competing with the Company during the term of his employment and, in certain circumstances, for a period of one year thereafter. See "Management." In addition, pursuant to the terms of certain convertible debentures issued by the Company in the amount of $6,000,000, holders of such debentures have the option to have the Company redeem part or all of such outstanding debentures in the event of Mr. Friedman's death. The Company currently maintains key man life insurance in the amount of $8,000,000 on Mr. Friedman's life. See "Description of Securities -- Renaissance Debentures."

DEPENDENCE UPON NON-AFFILIATED FOREIGN MANUFACTURERS

     The toys sold by the Company are currently produced by nonaffiliated manufacturers located in the People's Republic of China ("China"). The Company does not have any long-term contracts with any of these manufacturers. Although the Company believes that alternate sources of manufacturing are available in China, Hong Kong, Taiwan and elsewhere if the need were to arise, there can be no assurance that the supply from such alternate sources would be sufficient to meet the needs of the Company in the event of a disruption of the Company's current manufacturing arrangements. See "Business -- Manufacturing and Supplies."

     Since substantially all of the Company's products are manufactured in China, the Company's operations may be affected by economic, political, governmental and labor conditions in that country, by China's relationship with the United States and by fluctuations in the exchange rate of the dollar against such foreign currency. Furthermore, China currently enjoys "Most Favored Nation" ("MFN") status under U.S. tariff laws. As a result, products imported from China are subject to normal import duties. China's MFN status is reviewed annually by Congress, and the renewal of such status may be subject to significant political uncertainties, with the possibility of non-renewal. The loss of China's MFN status would result in a substantial increase in the duty on products imported into the United States from China. China also may be subject to retaliatory trade restrictions imposed by the United States under various provisions of the Trade Act of 1974. The United States has in the past threatened the imposition of punitive 100% tariffs on selected goods and withdrawn the threat of sanctions only days before sanctions were to take affect. The imposition by the United States of trade sanctions and subsequent actions by China could result in manufacturing and distribution disruptions or higher costs to the Company.

     The Company maintains offices in Hong Kong to source manufacturing in China and to monitor production in that country. On July 1, 1997, sovereignty over Hong Kong will be transferred from the United Kingdom to China. If Hong Kong's business climate were to significantly change for the worse, such change could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     Sales of toys are highly seasonal with a majority of retail sales occurring during the period of September through December. As a result, approximately 73% of the Company's 1996 shipments occurred in the third and fourth quarters. Such seasonality causes the Company's quarterly operating results to fluctuate and creates an uneven need for working capital. Other factors further contribute to the fluctuations of the Company's operating results, including new product line introductions and advertising by the Company and its competitors. See
"Business -- Seasonality and Backlog" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BROAD DISCRETION AS TO USE OF PROCEEDS

     The Company plans to allocate the net proceeds it receives from this Offering to repay short-term debt, to acquire additional character and product licenses, to acquire product lines and other toy businesses and for working capital and other general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of the net proceeds of this Offering. Purchasers of the securities offered hereby will be entrusting their funds to the Company's management, upon whose judgment the investors must depend, with only limited information concerning management's specific intentions. Although the Company intends to use a portion of the proceeds from this Offering to acquire additional licenses and to acquire product lines and other toy businesses, there can be no assurance that suitable acquisitions can be located, that any such acquisitions can be consummated or that such acquisitions will be successfully integrated into the Company's operations. See "Use of Proceeds."

GOVERNMENT REGULATION

     The Company's operations are subject to various laws, rules and regulations, including the Federal Hazardous Substances Act, the Consumer Product Safety Act, the Flammable Fabrics Act and the regulations promulgated under each such Act. Such laws empower the Consumer Product Safety Commission to protect children from hazardous toys and other articles. The Consumer Product Safety Commission has the authority to exclude from the market products that are found to be hazardous and to require a manufacturer to repurchase such products under certain circumstances. While the Company oversees a quality control program designed to ensure that its products comply in all material respects with such regulations, no assurance can be made that, despite testing, defects will not be found in the Company's products, resulting in product liability claims, loss of revenue, diversion of resources, damage to the Company's reputation or increased warranty costs, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government and Industry Regulation."

PROPRIETARY RIGHTS

     The Company relies on copyright and trade secret protection, nondisclosure agreements and licensing arrangements to establish, protect and enforce proprietary rights in its products. Despite the efforts of the Company and its licensors to safeguard and maintain their proprietary rights, there can be no assurance that the Company or its licensors will be successful in so doing. In addition, the laws of certain foreign countries may not protect intellectual property rights to the same extent or in the same manner as the laws of the United States. Although the Company and its licensors continue to implement protective measures and intend to defend their proprietary rights vigorously, there can be no assurance that these efforts will be successful.

     The Company is not a party to any present litigation regarding proprietary rights. However, there can be no assurance that third parties will not assert intellectual property claims against the Company in the future. Such claims, if proven, could have a material adverse effect on the Company's business, financial condition and results of operations. Although such claims may ultimately prove to be without merit, the necessary management attention to and legal costs associated with litigation or other resolution of such claims could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- License and Marketing Agreements."

POSSIBLE VOLATILITY OF MARKET PRICE OF COMMON STOCK

     Market prices of the securities of toy companies are often volatile. Many factors may have an impact on the market price of the Company's securities, including fluctuations in the Company's financial results, the actions of the Company's customers and competitors (including new product line announcements and introductions), new regulations affecting foreign manufacturing, other factors affecting the toy industry generally and sales of the Common Stock into the public market. In addition, the stock market has, from time to time, experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies.

SHARES ELIGIBLE FOR FUTURE SALE


     Upon consummation of this Offering, the Company will have 4,782,969 shares of Common Stock outstanding, of which the 600,000 shares of Common Stock offered hereby is a part, and 2,657,454 shares will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 2,125,515 shares of Common Stock are "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act. Such shares may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144 or pursuant to another exemption under the Securities Act.



     The executive officers, directors, certain other shareholders of the Company and their affiliates have agreed, pursuant to lock-up agreements with the Representative, that they will not for a period of 45 days from the date of this Prospectus, without the prior written consent of the Representative, sell or otherwise dispose of an aggregate of approximately 1,735,984 restricted shares of Common Stock. In addition, certain other stockholders of the Company have agreed, pursuant to a lock-up agreement with the Company, that they will not sell or otherwise dispose of an aggregate of 198,020 restricted shares of Common Stock prior to February

1998. Upon the expiration of these lock-up agreements, such shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.


     The Company has also granted certain piggy-back registration and demand registration rights with respect to 198,020 shares of restricted Common Stock, 342,000 shares of restricted Common Stock issuable upon the exercise of outstanding warrants and 923,077 shares of restricted Common Stock issuable upon the conversion of outstanding debentures described below. See "Description of Securities -- Registration Rights."


     No predictions can be made as to the effect, if any, that sales of shares of restricted Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. In addition, the Company is authorized to issue preferred stock, without stockholder approval, with such rights, designations and preferences as are determined by the Board of Directors of the Company (the "Board"). See "Description of Securities," "Shares Eligible for Future Sale" and "Underwriting."


     The Company has also reserved a total of 910,498 shares of Common Stock for future issuance upon exercise of options and warrants. These include: (i) an aggregate of 216,998 shares reserved for issuance to key employees, officers, directors and consultants upon the exercise of options under the Company's Amended and Restated 1995 Stock Option Plan (the "Stock Option Plan"), of which options for 191,750 shares of Common Stock have been previously granted; (ii) an aggregate of 276,500 shares of Common Stock for issuance upon exercise of options granted to certain employees prior to adoption of the Stock Option Plan;
(iii) an aggregate of 75,000 shares of Common Stock for issuance upon exercise of options to a certain consultant outside of the Stock Option Plan; (iv) 150,000 shares for issuance upon exercise of warrants which were issued to the representatives of the underwriters in the Company's Initial Public Offering in May 1996 (the "Initial Public Offering"); (v) 150,000 shares for issuance upon exercise of certain other outstanding warrants; and (vi) 42,000 shares for issuance upon exercise of the Representative's warrants. The Company has also reserved 923,077 shares for issuance upon conversion of outstanding debentures (the "Convertible Debentures").


     These options, warrants and debentures, as well as other rights that may be granted in the future, may hinder future equity financing by the Company. Further, such rights may be exercised at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company. See "Description of Securities."

CONTINUING CONTROL BY MANAGEMENT


     After this Offering, all executive officers and directors of the Company as a group will beneficially own, in the aggregate, approximately 35.8% of the Company's outstanding Common Stock. Accordingly, such stockholders will be able to exert significant influence in the election of the Board. See "Principal and Selling Stockholders."


NO DIVIDENDS

     The Company has never paid cash or other dividends on its Common Stock. The Company intends to retain its earnings, if any, to finance the operation and expansion of its business and, therefore, it does not expect to pay any cash dividends in the foreseeable future. See "Price Range of Common Stock and Dividend Policy."

FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact, including those with respect to the Company's objectives, plans and strategy set forth under "Prospectus Summary" and "Business -- Business Strategy" and those preceded by or that include the words "believes," "expects," "anticipates," "intends," "plans," "is scheduled to" or similar expressions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct.

Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus in conjunction with the forward-looking statements and under these "Risk Factors." All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by those Cautionary Statements.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 600,000 shares of Common Stock offered by the Company hereby are estimated to be approximately $2.9 million at an assumed offering price of $6.50 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company will not receive any proceeds from the sale of Common Stock, if any, pursuant to the over-allotment option.



     Of such net proceeds, the Company expects to use approximately $1.0 million for the repayment of short-term debt incurred primarily in connection with the Road Champs Acquisition, $0.5 million to acquire additional character and product licenses and approximately $1.0 million to acquire product lines and other toy businesses. The remaining net proceeds will be used for working capital and general corporate purposes.


     Proceeds not immediately required for the purposes noted above will be invested principally in short-term bank certificates of deposit, short-term investment grade securities, U.S. government obligations or money market instruments.

     Management intends to use the estimated net proceeds as indicated above. In the event that the Company's plans change, or if the proceeds of this Offering or cash flow otherwise prove to be insufficient to fund operations, the Company may find it necessary or advisable to reallocate some of the proceeds within the categories above noted or may be required to seek additional financing or curtail its expansion activities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since April 14, 1997, the Company's Common Stock has been trading on the Nasdaq National Market System under the symbol "JAKK." Prior to April 14, 1997, the Company's Common Stock traded on the Nasdaq SmallCap Market. The following table sets forth the high and low closing sales prices of the Company's Common Stock in each of the following quarters as reported by either the Nasdaq National Market System or the Nasdaq SmallCap Market since inception of trading on the latter on May 1, 1996.


                                                                      HIGH       LOW
                                                                      ----       ----
        1996
        Second quarter (from May 1).................................     9       6 1/2
        Third quarter...............................................     8 3/4   6 1/4
        Fourth quarter..............................................     9       7 1/4
        1997
        First quarter...............................................     8 5/8   7 1/8
        Second quarter (to April 22)................................     8 1/4      6


     The Company has not paid, and has no current plans to pay, dividends on its Common Stock. The Company intends to retain earnings, if any, for use in its business to finance the operation and expansion of its business.

                                 CAPITALIZATION


     The following table sets forth the short-term debt and capitalization of the Company; (i) as of December 31, 1996; (ii) on a pro forma basis to reflect the issuance of the Convertible Debentures in the principal amount of $6.0 million in January 1997, the issuance of 198,020 shares of Common Stock and incurrence of obligations in connection with the Road Champs Acquisition in February 1997; and (iii) as adjusted to give effect to the sale of 600,000 shares of Common Stock offered by the Company hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.



                                                                       DECEMBER 31, 1996
                                                             -------------------------------------
                                                             ACTUAL      PRO FORMA     AS ADJUSTED
                                                             -------     ---------     -----------
                                                             (IN THOUSANDS)
Short-term debt............................................. $   190      $ 6,117        $ 5,116
                                                             =======      =======        =======
Long-term debt.............................................. $    --      $ 6,000        $ 6,000
                                                             -------      -------        -------
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000 shares authorized,
     no shares issued....................................... $    --      $    --        $    --
  Common stock, $.001 par value; 25,000,000 shares
     authorized: 3,984,949 issued and outstanding, actual;
     4,182,969 issued and outstanding, pro forma; 4,782,969
     issued and outstanding, as adjusted....................       4            4              5
  Additional paid-in capital................................  10,321       11,821         14,758
  Retained earnings.........................................   1,616        1,616          1,616
                                                             -------      -------        -------
                                                              11,941       13,441         16,379
  Less unearned compensation from grant of options..........     195          195            195
                                                             -------      -------        -------
  Net stockholders' equity..................................  11,746       13,246         16,184
                                                             -------      -------        -------
     Total capitalization................................... $11,746      $19,246        $22,184
                                                             =======      =======        =======

                        PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following unaudited pro forma consolidated balance sheet and statement of operations have been derived from the Company's audited consolidated balance sheet as of December 31, 1996 and its statement of operations for the year then ended. Adjustments have been made to such information to give effect to (i) the issuance of the Convertible Debentures as if such issuance had occurred as of December 31, 1996 and (ii) the acquisition of Road Champs as if such acquisition had occurred as of January 1, 1996. The pro forma adjustments are based upon currently available information and upon certain assumptions that management of the Company believes are reasonable.

     The following unaudited pro forma consolidated financial statements are not necessarily indicative of future results of operations of the Company or the results of operations that might have occurred if the acquisition had taken place as of January 1, 1996. The unaudited consolidated pro forma financial statements should be read in conjunction with the financial statements of the Company and Road Champs, including the Notes thereto, included elsewhere herein.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
              ADJUSTED FOR THE ISSUANCE OF CONVERTIBLE DEBENTURES
                      AND ACQUISITION OF ROAD CHAMPS, INC.
                            AS OF DECEMBER 31, 1996

                                                                            JAKKS
                                                                            ACTUAL          PRO FORMA           PRO FORMA
                                                                        BALANCE SHEET      ADJUSTMENTS        BALANCE SHEET
                                                                        --------------     ------------       -------------
                                                          ASSETS
Current assets:
  Cash..............................................................     $  6,355,260      $ 1,872,400 (1)(2)  $ 8,227,660
  Accounts receivable...............................................        2,420,470               --           2,420,470
  Inventory.........................................................          140,105        1,987,941 (2)       2,128,046
  Due from Officers.................................................          120,030               --             120,030
  Prepaid expenses and other current assets.........................        1,241,977          158,373 (2)       1,400,355
                                                                          -----------      -----------         -----------
    Total current assets............................................       10,277,842        4,018,714          14,296,561
                                                                          -----------      -----------         -----------
Property and equipment, net.........................................        1,199,797          603,171 (2)       1,802,968
Deferred offering costs.............................................           85,301          510,000 (1)         595,300
Trademarks..........................................................                         1,000,000 (2)       1,000,000
Goodwill, net.......................................................        2,537,697        7,663,241 (2)      10,200,938
Intangibles and other assets........................................           99,307          236,159 (2)         335,462
                                                                          -----------      -----------         -----------
    Total assets....................................................     $ 14,199,944      $14,031,285         $28,231,229
                                                                          ===========      ===========         ===========
                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................     $  1,816,074      $   304,742 (2)     $ 2,120,816
  Reserve for returns and allowances................................          175,000          300,000 (2)         475,000
  Current portion of acquisition debt...............................          190,008        5,926,543 (2)       6,116,551
  Income taxes payable..............................................          272,605               --             272,605
                                                                          -----------      -----------         -----------
    Total current liabilities.......................................        2,453,687        6,531,285           8,984,972
                                                                          -----------      -----------         -----------
Convertible debentures..............................................               --        6,000,000 (1)       6,000,000
                                                                          -----------      -----------         -----------
    Total liabilities...............................................        2,453,687       12,531,285          14,984,972
Stockholders' equity:
  Preferred stock, $.001 par value, 5,000 shares authorized; no
    shares issued...................................................               --               --                  --
  Common stock, $.001 par value, 25,000,000 shares authorized;
    3,984,949 issued and outstanding, actual; 4,182,969 issued and
    outstanding, pro forma..........................................            3,985              198 (2)           4,183
  Additional paid-in capital........................................       10,321,295        1,499,802 (2)      11,821,097
  Retained earnings.................................................        1,616,140               --           1,616,140
                                                                          -----------      -----------         -----------
                                                                           11,941,420        1,500,000          13,441,420
  Less unearned compensation from grant of options..................          195,163               --             195,163
                                                                          -----------      -----------         -----------
    Net stockholders' equity........................................       11,746,257        1,500,000          13,246,257
                                                                          -----------      -----------         -----------
    Total liabilities and stockholders' equity......................     $ 14,199,944      $14,031,285         $28,231,229
                                                                          ===========      ===========         ===========

---------------

(1) Reflects the net proceeds of Convertible Debentures, as though they were issued on December 31, 1996, as follows:

    Total Convertible Debentures........................................................   $ 6,000,000
    Less: Placement agent and lender closing fees and expenses..........................       510,000
                                                                                           -----------
    Net proceeds........................................................................   $ 5,490,000
                                                                                           ===========

(2) Reflects the purchase of Road Champs as of January 31, 1997, consideration paid at closing, and deferred payments to Road Champs stockholders, as though the acquisition took place on December 31, 1996, as follows:

    Purchase price......................................................................   $12,045,604
    Less consideration paid at closing:
         Cash...........................................................................     4,619,061
         Common stock of JAKKS..........................................................     1,500,000
                                                                                           -----------
                                                                                             6,119,061
                                                                                           -----------
    Total deferred payments due within twelve months of closing.........................   $ 5,926,543
                                                                                           ===========

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
               ADJUSTED FOR THE ACQUISITION OF ROAD CHAMPS, INC.
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                        ACTUAL
                                          ACTUAL         ROAD                      PRO FORMA         PRO FORMA
                                           JAKKS        CHAMPS       COMBINED     ADJUSTMENTS         RESULTS
                                        -----------   -----------   -----------   -----------       -----------
Net sales.............................  $12,052,016   $15,510,611   $27,562,627   $        --       $27,562,627
Cost of sales.........................    7,231,296     9,564,332    16,795,628       (68,532)(1)    16,727,096
                                        -----------   -----------   -----------   -----------       -----------
    Gross profit......................    4,820,720     5,946,279    10,766,999        68,532        10,835,531
Selling, general and administrative
  expenses............................    3,611,471     4,119,424     7,730,895        23,125(1)      7,754,020
                                        -----------   -----------   -----------   -----------       -----------
    Income from operations............    1,209,249     1,826,855     3,036,104        45,407         3,081,511
Interest expense......................       63,171        45,359       108,530       (45,359)(1)        63,171
Interest income.......................      196,966                     196,966                         196,966
Other income..........................                  2,733,020     2,733,020    (2,733,020)(2)            --
Other expenses........................                    923,841       923,841      (923,841)(2)            --
                                        -----------   -----------   -----------   -----------       -----------
    Income before income taxes........    1,343,044     3,590,675     4,933,719    (1,718,413)        3,215,306
Provision for income taxes............      163,275     1,615,276     1,778,551    (1,053,597)(3)       724,954
                                        -----------   -----------   -----------   -----------       -----------
    Net income........................  $ 1,179,769   $ 1,975,399   $ 3,155,168   $  (664,816)      $ 2,490,352
                                        ===========   ===========   ===========   ===========       ===========

---------------

(1) Reflects the net result from the elimination of certain non-continuing costs incurred by Road Champs offset by increases in expenses that would have been incurred by JAKKS had the acquisition been effective as of January 1, 1996.

(2) Primarily reflects the elimination of other income and expense items not attributable to on-going operations.

(3) To provide for income taxes on Road Champs' adjusted net income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                           OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto which appear elsewhere in this Prospectus.

OVERVIEW

     The Company was founded in early 1995 to develop, manufacture and markets toys and related products for children. The Company commenced business operations as of July 1, 1995, when it assumed operating control over Justin and has included the results of Justin's operations in its consolidated financial statements from the effective date of such acquisition. The Justin product lines accounted for substantially all of the Company's sales for the period from April 1, 1995 (inception) to December 31, 1995.

     In 1996, the Company expanded its product lines to include products based on licensed characters and properties such as WWF action figures and Power Rangers ZEO mini vehicles. Presently, the Company's products include (i) toys and action figures featuring licensed characters, including action figures based on characters from the WWF, (ii) die cast collectible and toy vehicles marketed under the name Road Champs, (iii) fashion dolls with related accessories, (iv) electronic toys designed for children and (v) new lines of radio controlled and battery-operated vehicles.

     The toys sold by the Company are currently produced by non-affiliated manufacturers located in China on letter of credit basis or on open account and are shipped F.O.B. Hong Kong. These methods allow the Company to keep certain operating costs down and reduce working capital requirements. To date, substantially all of the Company's sales have been to domestic customers. The Company intends to expand distribution of its products internationally.

     The Company's products are generally acquired from others or developed for the Company by non-affiliated third parties, thus minimizing operating costs. Royalties payable to such developers generally range from 1% to 5% of the wholesale sales price for each unit of a product sold by the Company.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data as a percentage of net sales. As indicated, the data is based on twelve month results for each year presented. The 1995 data reflects the pro forma combined results of Justin and the Company as though the Justin Acquisition was effective January 1, 1995, and the 1996 data relates exclusively to the Company's operations:

                                                                YEARS ENDED DECEMBER 31,
                                                                ------------------------
                                                                PRO FORMA         ACTUAL
                                                                  1995             1996
                                                                ---------         ------
        Net sales.............................................    100.0%           100.0%
        Cost of sales.........................................     68.2             60.0
                                                                ---------         ------
        Gross profit..........................................     31.8             40.0
        Selling, general and administrative expenses..........     24.0             30.0
                                                                ---------         ------
        Income from operations................................      7.8             10.0
        Other income..........................................      0.2               --
        Interest, net.........................................     (0.1)             1.1
                                                                ---------         ------
        Income before income taxes............................      7.9             11.1
        Provision for income taxes............................      1.6              1.3
                                                                ---------         ------
                  Net income..................................      6.3%             9.8%
                                                                ========           =====

YEARS ENDED DECEMBER 31, 1996 AND 1995

     Net Sales. Net sales were $12.1 million in 1996, an increase of $4.2 million, or 52%, over $7.9 million in 1995. The strong growth in net sales was due primarily to the introduction of new products including WWF action figures and Power Rangers ZEO mini vehicles, in addition to the continuing sales of the Company's other product lines, including fashion dolls and accessories.

     Gross Profit. Gross profits were $4.8 million or 40.0% of net sales in 1996. This represents an increase of approximately 148% over gross profits of $1.9 million or 31.8% of net sales in 1995. This increase is due primarily to increasing sales of new products featuring licensed characters and properties with higher after-royalty margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses were $3.6 million in 1996 and $1.9 million in 1995, constituting 30.0% and 24.0% of net sales, respectively. The increase as a percentage of net sales was due to the increase in such expenses in support of the Company's growth including staffing and infrastructure, as well as expenses incurred in connection with the placement of the Convertible Debentures and the Road Champs Acquisition. The Company expects that such fixed costs should decrease as a percentage of net sales as sales volume increases. The overall dollar increase in 1996 over 1995 was due mainly to the increase in variable selling expenses, staffing and infrastructure additions in support of the Company's growth, the placement of the Convertible Debentures and Road Champs Acquisition. The increase in variable selling expenses, such as freight and shipping related expenses, sales commissions and travel expenses, are attributable to significant increases in net sales. Major accounts are serviced internally, thereby minimizing sales commissions; however, this benefit is partially offset by increased travel required by the Company to cover those accounts. Selling expenses are expected to increase as net sales increase due to the variable nature of such expenses. From time to time, the Company may increase its advertising efforts, including the use of more expensive advertising media such as television if the Company deems it appropriate for particular products. Such advertising costs may be substantial, and there is no certainty as to the effectiveness of such advertising or whether any resultant sales would be sufficient to cover such costs.

     Interest, Net. The Company maintained significantly higher average cash balances during 1996 than in 1995 resulting in significantly higher interest income, though offset by interest expense consisting mainly of the interest incurred on the bridge financing conducted by the Company prior to the Initial Public Offering and the discount amortization on the Justin Acquisition payable. See "Business -- Acquisitions."

     Provision for Income Taxes. Provision for income taxes in 1996 included foreign income taxes offset by the tax benefit generated by operating losses for Federal and state tax purposes. In 1995, the provision included Federal, state and foreign income taxes. The Company's earnings have benefited from a favorable overall effective tax rate of 12.2% in 1996 and 20.3% in 1995 as a substantial portion of the Company's earnings were subject to the Hong Kong Corporation Tax, a flat 16.5%, on its income arising in, or derived from, Hong Kong. At December 31, 1996, the Company had Federal and state net operating loss carryforwards of approximately $360,000 and $180,000, respectively, available to offset future taxable income. This carryforward generally begins to expire in 2011 and may be subject to annual limitations as a result of changes in the Company's ownership. There can be no assurance that changes in ownership in future periods or any future losses will not significantly limit the Company's use of the net operating loss carryforward. In addition, no valuation allowance for its deferred tax assets, amounting to approximately $146,000 at December 31, 1996, has been provided for since, in the opinion of management, realization of the future benefit is probable. In making this determination, management considered all available evidence, both positive and negative, as well as the weight and importance given to such evidence.

QUARTERLY FLUCTUATIONS AND SEASONALITY

     The Company has experienced significant quarterly fluctuations in operating results and anticipates such fluctuations in the future. The operating results for any quarter are not necessarily indicative of results for any future period. The first quarter for the Company is typically expected to be the least profitable as a result of lower net sales but substantially similar fixed operating expenses. The Company's first quarter performance is thus expected to be consistent with the toy industry, in general, where many companies may experience only moderate profits and many others may even experience losses.

     The following tables present the unaudited quarterly results for the Company and the Company pro forma with Justin for the years indicated. The seasonality of the business is reflected in this quarterly presentation.

                                                1995
                                            PRO FORMA(1)                            1996
                                  ---------------------------------   ---------------------------------
                                   1ST      2ND      3RD      4TH      1ST      2ND      3RD      4TH
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.......................  $  219   $1,634   $3,769   $2,309   $  835   $2,382   $4,458   $4,377
Gross profit....................      72      501      989      958      418      839    1,804    1,760
Income (loss) before income
  taxes.........................     (91)     163      436      115      (42)     195      730      460
Net income (loss)...............     (76)     136      359       78       20      202      628      330
Net income (loss) per share.....  $(0.03)  $ 0.06   $ 0.16   $ 0.04   $ 0.01   $ 0.06   $ 0.15   $ 0.08

                                                1995
                                            PRO FORMA(1)                            1996
                                  ---------------------------------   ---------------------------------
                                   1ST      2ND      3RD      4TH      1ST      2ND      3RD      4TH
                                  ------   ------   ------   ------   ------   ------   ------   ------
                                                      (IN PERCENTAGES OF NET SALES)
Net sales.......................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Gross profit....................    32.9     30.7     26.2     41.5     50.1     35.2     40.5     40.2
Income (loss) before income
  taxes.........................   (41.6)    10.0     11.6      5.0     (5.0)     8.2     16.4     10.5
Net income (loss)...............   (34.7)     8.3      9.5      3.3      2.4      8.5     14.1      7.5

---------------

(1) Pro forma results include Justin's results as though the acquisition took place as of January 1, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1996, the Company had working capital of $7.8 million, as compared to a working capital deficit of $0.6 million as of December 31, 1995. Such increase was primarily attributable to the receipt of net proceeds from the issuance of the Common Stock by the Company in its Initial Public Offering as well as the placement of the bridge financing in February 1996 and the subsequent conversion thereof to Common Stock.

     Net cash used by operating activities was $0.7 million for the year ended December 31, 1996. Net cash was used primarily by the increase in accounts receivable and other current assets, though offset by net earnings, depreciation and amortization, and increases in accounts payable and accrued expenses. At December 31, 1996, the Company had cash of $6.4 million.

     Net cash provided by operating activities was $1.1 million for the period from April 1, 1995 (Inception) to December 31, 1995, excluding any effect of pre-acquisition results of Justin. Net cash was provided primarily from net earnings and depreciation and amortization as well as from increases in accounts payable and various other liabilities, offset in part by increases in accounts receivable and various other assets. As of December 31, 1995, the Company had cash of $0.1 million.

     The Company's investing activities have used net cash of $1.1 million in 1996, consisting primarily of the purchase of molds and tooling used in the manufacture of the Company's products. As part of the Company's strategy to develop and market new products, the Company has entered into various character and product licenses with royalties of 1% to 10% payable on net sales of such products. As of January 1, 1997, these agreements require future aggregate minimum guarantees of $2.4 million, exclusive of $0.3 million in advances already paid.

     The Company's financing activities have provided net cash of $8.0 million in 1996, consisting primarily of the issuance of the Common Stock in connection with its Initial Public Offering, which provided $7.7 million, net of offering costs, and the placement of the bridge financing in February 1996 and the subsequent conversion thereof to Common Stock, which provided $1.1 million, net of offering costs, less approximately $0.7 million in debt repaid.

     In January 1997, the Company received net proceeds of approximately $5.5 million, net of issuance costs, from the issuance of $6.0 million in convertible debentures which are convertible into 923,077 shares of Common Stock, subject to anti-dilution provisions. Such debentures bear interest at 9% per annum, payable monthly, and are due in December 2003.

     In February 1997, the Company acquired Road Champs for approximately $12.0 million. Consideration paid at closing was approximately $4.6 million in cash plus the issuance of $1.5 million (198,020 shares) of Common Stock. The balance of the cash consideration ($5.9 million) is payable during the twelve-month period ending in February 1998. This acquisition provided the Company with immediate significant growth in the mini vehicle product category with the Road Champs product line of die cast collectible and toy vehicles. Assets included in the purchase were molds and tooling, office and warehouse equipment and other operating assets, as well as license agreements, trade name and goodwill.

     The Company believes that its cash flow from operations, cash on hand and the net proceeds from the issuance of the Convertible Debentures, together with the net proceeds to the Company from this Offering, will be sufficient to meet working capital and capital expenditure requirements and provide the Company with adequate liquidity to meet its anticipated operating needs for the foreseeable future. Although operating activities are expected to provide cash, to the extent the Company grows significantly in the future, its operating and investing activities may use cash and, consequently, such growth may require the Company to obtain additional sources of financing. There can be no assurance that any necessary additional financing will be available to the Company on commercially reasonable terms, if at all.

EXCHANGE RATES

     The Company sells substantially all of its products in U.S. dollars and pays for substantially all of the manufacturing costs in either U.S. or Hong Kong dollars. Operating expenses of the Hong Kong office are paid in Hong Kong dollars. The exchange rate of the Hong Kong dollar to the U.S. dollar has been fixed by the Hong Kong government since 1983 at HK$7.80 to US$1.00 and, accordingly, has not represented a currency exchange risk to the U.S. dollar. No assurance can be made that the exchange rate between the United States and Hong Kong currencies will continue to be fixed or that exchange rate fluctuations will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Risk Factors -- Dependence Upon Non-Affiliated Foreign Manufacturers."

RECENT ACCOUNTING PRONOUNCEMENT

     The FASB issued a new standard, SFAS No. 123, "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock option and similar equity instruments under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. Management accounts for options under APB Opinion No. 25. If the alternative accounting-related provisions of SFAS No. 123 had been adopted at the beginning of 1995, the effect on 1996 and 1995 net income and earnings per share would have been immaterial.

                                    BUSINESS

COMPANY OVERVIEW

     The Company develops, manufactures and markets toys and related products. The Company's principal products are (i) toys and action figures featuring licensed characters, including characters from the WWF, (ii) die cast collectible and toy vehicles marketed under the name Road Champs, (iii) fashion dolls with related accessories, (iv) electronic toys designed for children and
(v) new lines of radio controlled and battery-operated vehicles.

     The Company sells its products through its employees and independent sales representatives. Purchasers of the Company's products include retail chain stores, department stores, toy specialty stores and wholesalers. The Road Champs products are also sold to smaller hobby shops and specialty retailers. The Company's six largest customers are Toys "R" Us, Wal Mart, Kay-Bee Toys, Kmart, Target and Caldor.

     Over the past few years, the toy industry has experienced substantial consolidation among both toy companies and toy retailers. The Company believes that this consolidation provides increased growth opportunity due to retailers' desires not to be entirely dependent on a few dominant toy companies. Retailer concentration also enables the Company to ship product, manage account relationships and track retail sales more effectively with a smaller staff. In addition, the Company believes that management's experience in the toy industry, its flexibility and its recent success in developing and marketing products make it more attractive to toy inventors and developers.

INDUSTRY OVERVIEW

     According to the Toy Manufacturers of America, Inc. ("TMA"), an industry trade group, total domestic manufacturers' shipments of toys, excluding video games and accessories, were approximately $13.9 billion in 1996. According to the TMA, the United States is the world's largest toy market, followed by Japan and Western Europe. The Company believes the two largest U.S. toy companies, Mattel and Hasbro, collectively hold a dominant share of the domestic non-video toy market. In addition, hundreds of smaller companies compete in the design and development of new toys, the procurement of character and product licenses, the improvement and expansion of previously introduced products and product lines and the marketing and distribution of toy products.

     The Company's product lines principally fall into four categories within the toy industry. According to the TMA, for the calendar years ended December 31, 1993, 1994, 1995 and 1996, these categories had approximate domestic manufacturers' shipments as follows:

                                                                                            4-YEAR
                                                                                           COMPOUND
                                                                                            ANNUAL
                                                                                            GROWTH
                                             1993       1994        1995         1996        RATE
                                           --------   --------   ----------   ----------   --------
                                                          (IN THOUSANDS)
Male action figures and accessories......  $641,000   $867,000   $  716,000   $  790,000      7.2%
Mini vehicles............................   237,000    282,000      261,000      313,000      9.7%
Radio controlled vehicles................   242,000    250,000      289,000      293,000      6.6%
Fashion/mini dolls(1)....................   847,000    913,000    1,128,000    1,273,000     14.5%

---------------

(1) The Company believes that most of the sales in the fashion/mini dolls category were attributable to sales of Mattel's Barbie.

BUSINESS STRATEGY

     The Company's growth strategy consists of the following elements:

  - Develop Core Products. In 1997, the Company is expanding the number of items it offers as part of its core products. These core products include WWF action figures, the Road Champs product lines of die cast collectible and toy vehicles and fashion dolls.

  - Enter New Product Categories. The Company intends to enter into license agreements in new product categories. The Company recently entered the radio controlled vehicle category by acquiring the rights to manufacture and sell the Turbo Touch Racer, Reactor and Mini Reactor product lines in North America. The Company intends to continue to use management's extensive experience in the toy industry to evaluate toys in new product categories.

  - Strategic Acquisitions. Since inception, the Company has acquired businesses with proven product lines, such as the Road Champs product lines that have been sold for over twenty years. The Company believes that this line should constitute a significant portion of the Company's 1997 sales and significantly expand the Company's position in the mini vehicle category. Management seeks to continue to acquire proven product lines with an established history of sales and profitable operations.

  - Enhance Operating Margins. Management believes that the Company's current infrastructure can accommodate significant growth without a corresponding increase in administrative expenses and that such growth will increase operating margins.

  - Acquire Character and Product Licenses. The Company has licensing agreements with Titan Sports, Saban Entertainment, Time Warner, Sony and Fox. The Company intends to continue to pursue new licenses from these and other entertainment companies. The Company also intends to continue to purchase additional products and product concepts through its existing network of product developers.

  - Develop International Sales. Management believes that foreign markets, especially Europe and Canada, offer opportunity for growth. The Company intends to expand its international sales by capitalizing on management's experience and relations with foreign distributors and retailers.

  - Stability and Growth. The Company anticipates that its core products will continue to provide a consistent revenue source. The Company plans to utilize a portion of the profits from the sales of its core products to invest in new products.

     There can be no assurance that the Company will be able to implement all or any part of its growth strategy or, if the Company is able to implement such strategy, that it will be successful. For a discussion of important factors that could affect the Company's ability to successfully implement its strategy in the future, see "Risk Factors."

PRODUCTS

     The following chart sets forth the Company's product lines for 1996 and proposed product lines for 1997:

----------------------------------------------------------------------------------------------
CATEGORIES           PRODUCTS
----------------------------------------------------------------------------------------------

                                    1996                                   1997
                     -----------------------------------    ----------------------------------
  Male Action        World Wrestling Federation (6"         World Wrestling Federation (6" and
     Figures and     Assortments and Figures, Monster       7" Assortments and Figures,
     Accessories     Ring, Superstar Series 1, 2 and 3,     Monster Ring, Superstars Series 3,
                     Microphone, Limited Edition            4, 5 and 6, Manager Series, Tag
                     Costumes)                              Team Series, Microphone, Limited
                                                            Edition Figures, 3" Figure Sets
                                                            with Wrestling Ring)
                                                            Starship Troopers
                                                            (Themed wall rollers and pop-ups)
----------------------------------------------------------------------------------------------
  Mini Vehicles      Power Rangers ZEO (Vehicles with       Power Rangers ZEO (Vehicles with
                     attached Figures, Power Launcher,      attached Figures, Power Launcher,
                     Sound Blasters, Stunt Speedsters,      Sound Blasters, Stunt Speedsters,
                     Mini Jet Cycle Stunt Stadium, Mini     Mini Jet Cycle Stunt Stadium, Mini
                     Jet Cycle Play Set)                    Jet Cycle Play Set)
                                                            TURBO Power Rangers (Road
                                                            Blasters, Micro Turbo Zords, Turbo
                                                            Morpher Wrist Carrying Case)
                                                            Road Champs Die Cast Vehicles
                                                            (Vehicle, Collection,
                                                            Playsets -- including Cars,
                                                            Trucks, Motorcycles, Planes,
                                                            Helicopters, Buses and Emergency
                                                            Vehicles)
                                                            Ford/Chevrolet (Road Blasters,
                                                            Pocket Road Blasters, Playsets)
----------------------------------------------------------------------------------------------
  Radio                                                     Reactor Mini Reactor Turbo Touch
     Controlled                                             Racer TURBO Power Rangers (Turbo
     Vehicles                                               Racers)
----------------------------------------------------------------------------------------------
  Electronic Toys    Sky Com (Base stations, walkie-        Sky Com (Base stations, walkie-
                     talkies)                               talkies)
                     Audio Kid (Sing-along radios &         Audio Kid (Sing-along radios and
                     cassette players)                      cassette players)
----------------------------------------------------------------------------------------------
  Fashion/Mini       Holiday Dolls; Themed Play Sets        Holiday Dolls; Themed Play Sets
     Dolls

                                                            Fairytale Favorites (Cinderella,
                                                            Snow White, Rapunzel, Princess
                                                            Mermaid, Sleeping Beauty)
                     Starr Model Agency (Midnight Jewel,    Starr Model Agency (Shimmer-N-
                     Fabulous Furs, Prized Pets, Mobile     Shine, Floral Sensation, Island
                     Playset, Carrying Case)                Fantasy and Bath & Vanity Dolls;
                                                            Sun & Surf, Fun & Fitness and
                                                            Stylin' Salon Play Sets)
----------------------------------------------------------------------------------------------

CURRENT PRODUCTS

  MALE ACTION FIGURES AND ACCESSORIES

     - World Wrestling Federation

       The Company has a license with Titan Sports, Inc. ("Titan"), pursuant to which the Company has the exclusive right to develop and market 6" action figures of the popular WWF professional wrestlers in the United States and Canada. These 6" figures feature moveable body parts and real-life action sounds. A WWF microphone with action background sounds is available with these figures. This product line, which retails for approximately $5.99 for the individual figures, was introduced by the Company in the second quarter of 1996. A second and third series of the action figures were released in the third and fourth quarters of 1996, respectively, along with a wrestling ring play set in the fourth quarter of 1996. The Company intends to expand its current WWF products in 1997, including seven new series of wrestler figure assortments. Furthermore, the Company is expanding its WWF product line by introducing lines of 7" figures, sets of 3" figures with a wrestling ring and a new amplified microphone.

  MINI VEHICLES

     - Die Cast Vehicles

       Road Champs die cast collectible and toy vehicle products are expected by management to become the Company's largest product line. The Road Champs product line consists of die cast new and classic cars, trucks, motorcycles, emergency and service vehicles (including police cars, fire trucks and ambulances), buses and aircraft (including propeller planes, jets and helicopters). As a part of the Road Champs Acquisition, the Company acquired the right to produce the Road Champs line of collectible vehicle replicas from Ford, Chevrolet, Jeep, Kawasaki and Yamaha, as well as the right to use certain corporate names on the die cast vehicles, such as Pepsi, Goodyear and Hershey. Management believes that these licenses increase the perceived value of the products. These products are currently retailing individually from approximately $2.99 to $7.99 and in play sets from $9.99 to $24.99. See "Risk Factors -- Assimilation of Road Champs."

     - Power Rangers ZEO

       The Company has entered into a license agreement with Saban Merchandising, Inc. and Saban International N.V. (collectively, "Saban") pursuant to which the Company markets and produces Power Rangers ZEO vehicles with attached figures, a "Stunt Stadium" and mini vehicles known as "Sound Blasters" and "Stunt Speedsters." The retail prices for these products range from approximately $4.99 to $9.99.

  FASHION/MINI DOLLS

     - Fashion/Mini Dolls

       The Company produces various lines of proprietary fashion dolls and accessories for children between the ages of three and ten. The product line includes 11 1/2" fashion dolls outfitted to correspond with particular holidays or events such as Christmas and birthdays and the Starr Model Agency line comprised of 6 1/2" fashion dolls which come in various themed outfits such as "Midnight Jewel" and "Prized Pets," as well as accessories which include mobile play sets, carrying cases and a sport utility vehicle. In 1997, the Company intends to add to its doll lines by producing additional Starr Model Agency Playsets, as well as dolls based on children's classic fairy tales and holidays and other theme-based play sets.

  CHILDREN'S ELECTRONIC TOYS

     - Sky Com and Audio Kid

       The Company markets and sells a line of children's electronic toys, including Sky Com base stations and walkie-talkies and Audio Kid Sing-along radios and cassette players. These products are made of durable plastic, with rounded corners to increase safety for children, and big colorful buttons. The retail prices of these products range from $5.99 to $24.99.

  NEW PRODUCTS

     - TURBO Power Ranger

       In 1997, the Company, under agreement with Saban, will market and sell mini vehicles appearing in the anticipated March 1997 release of the TURBO Power Rangers feature film and related children's television program. These mini vehicles include TURBO Power Rangers "Road Blasters" and Micro TURBO Zords, as well as accessories such as a TURBO Morpher wrist carrying case and a power launcher. The Company also intends to introduce a radio controlled vehicle called TURBO Power Rangers "Turbo Racer." The retail price for these products will range from approximately $5.99 to $12.99.

     - Turbo Touch Racer

       The Company has entered into a license agreement with Wow Wee International ("Wow Wee") to market and distribute a radio controlled car known as Turbo Touch Racer. The car is controlled by a special glove worn by the user as opposed to the traditional hand-held transmitter. These toy vehicles are expected to be sold at retail prices ranging from $29.95 to $34.95. The Company anticipates that it will begin to sell these products in the Spring of 1997.

     - Reactor and Mini Reactor

       The Company has entered into an agreement with Quantum Toy Concepts Pty, Ltd. to market and sell certain radio controlled vehicles, known as Reactor, and similar vehicles in smaller sizes, known as Mini Reactor. These products are expected to be sold at retail prices from $59.99 to $69.99 for Reactor and from $19.99 to $24.99 for Mini Reactor. Initial shipments of these products are expected to commence in Spring 1997.

     - Other Products

       The Company plans to market various other toys and products designed for children including: wall rollers and pop ups related to the Starship Troopers feature film, which is expected to be released in November 1997; battery-operated vehicles ("Road Blasters"), based on models from Ford, Chevrolet and Pontiac; foam mats with licensed cartoon characters, including Berenstain Bears, Cartoon Network and Looney Tunes Lovables; and disposable cameras and photo albums with licensed characters, including Berenstain Bears, The Simpsons and WWF wrestlers.

LICENSE AND MARKETING AGREEMENTS

     License Agreements. The Company has entered into a license with Titan for the use of certain WWF properties and characters of professional wrestlers who perform in WWF live events broadcast on free and cable television, including pay-per-view television specials. The Company has the exclusive right to market those action figures in 7", 6" and 3" sizes in the United States and Canada and recently acquired the exclusive right to market the same products in Europe, Africa and Australia. The line also includes related products and accessories. The Company has been selling WWF products since May 1996. These licenses both expire on December 31, 1999. The Company has agreed to pay Titan royalties with certain minimum guarantees. See "Dependence on Licensing Agreements."

     The Company has entered into a license agreement with Saban for the use of the TURBO Power Rangers and Powers Rangers ZEO properties and names on a number of products. The agreement provides for the sale of such products in mass market retail stores, specialty stores and toy stores in the United States and Canada. The agreement terminates on July 31, 1998. The Company pays royalties to Saban on toys sold with certain minimum guarantees.

     Turbo Touch Racer products are sold by the Company under an exclusive license agreement with Wow Wee. The Company has the rights to market and sell the Turbo Touch Racer toy vehicles and accessories in the United States. The agreement expires on June 30, 1998 unless renewed by the Company for additional twelve month terms. Under that agreement, the Company is obligated to buy specified amounts of the products from Wow Wee and also pay Wow Wee royalties with certain minimum guarantees. However, the Company may cancel the agreement by payment of the guaranteed royalties.

     The Company's recent Road Champs Acquisition included numerous licenses for the use of certain well-known corporate names, marks and logos on its Road Champs product line. Under such licenses, the Company acquired the right to produce a line of collectible vehicle replicas of certain well-known vehicles from companies such as Ford, Chevrolet, Jeep, Kawasaki and Yamaha, as well as the right to use certain highly recognizable corporate names, such as Pepsi, Goodyear and Hershey on other of the die cast vehicles. Under the terms of such licenses, which expire on various dates ranging through May 10, 2001 (many of which include automatic annual extensions without affirmative action taken by either party), the Company pays the licensor a royalty based on the Company's sales of each product bearing such licensed name. While the Company is not required to pay any royalty on certain of the products, the royalties on a majority of such products generally range from 1% to 5% of sales.

     Marketing Agreements. The radio controlled vehicles known as Reactor and Mini Reactor are sold by the Company in the United States and Canada pursuant to an exclusive agreement with Quantum Toy Concepts Pty, Ltd., the owner of these products. The agreement expires December 31, 1998.

MARKETING AND DISTRIBUTION

     The Company sells all of its products through its employees and independent sales representatives. Purchasers of the Company's products include retail chain stores, department stores, toy specialty stores and wholesalers. The Road Champs products are also sold to smaller hobby shops and specialty retailers. The Company's six largest customers are Toys "R" Us, Wal Mart, Kay-Bee Toys, Kmart, Target and Caldor. For the year ended December 31, 1996, these customers, in the aggregate, accounted for approximately 64.3% of the Company's sales and 51.4% of the the Company's sales on a pro forma basis when combined with Road Champs. Other than purchase orders, the Company does not have written agreements with its customers but generally sells products pursuant to letters of credit or, in certain cases, on open account with payment terms typically varying from 30 to 90 days. The termination by one or more of the customers named above of its relationship with the Company could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company's policy is not to sell any of its products on consignment, in accordance with industry practice, the Company may sell, on a case-by-case negotiated basis, its products on a partial consignment basis. To date, there have been no consignment sales.

     The Company directly, or through sales representatives, obtains orders for its products from its customers and arranges for the manufacture of its products as discussed below. Cancellations are generally made in writing, and the Company takes appropriate steps to notify its manufacturers of such cancellations. Based upon the sales of the Road Champs products in the past, the Company expects approximately half of the Road Champs products to be sold domestically through the Company's warehouse in New Jersey, which maintains an inventory for sale.

     The Company maintains a full-time sales and marketing staff, many of whom make on-site visits to customers for the purpose of soliciting orders for products, and retains a number of independent sales representatives, many of which had previously been employed by Road Champs, to sell and promote its products, both domestically and internationally.

     The Company generally budgets approximately 3% of its gross revenues for the advertising of its products, most of which is in conjunction with retailers in the form of cooperative advertising. The Company, together with retailers, sometimes tests the consumer acceptance of new products in selected markets before committing resources to production. In addition, the Company also advertises its products in trade and consumer magazines and other publications, as well as marketing its products at major and regional toy trade shows. The Company has recently engaged an advertising agency to begin producing television commercials for its radio controlled vehicle line. If management concludes that sales of a particular product would support the high cost, it may use television commercials to advertise certain of its products.

PRODUCT DEVELOPMENT

     The Company's products are generally acquired by the Company from others or developed for the Company by non-affiliated third-parties. If the Company accepts and develops a third-party's concept for a new toy, it generally pays a royalty on the toys developed from such concept that are sold, and may, on an individual basis, guarantee a minimum royalty. Royalties payable to such developers generally range from 1% to 5% of the wholesale sales price for each unit of a product sold by the Company. The Company believes that utilizing experienced third-party inventors gives it access to a wide range of development talent. The Company currently works with several toy inventors and designers for the development of new and existing products.

     Safety testing of the Company's products is done at the manufacturers' facilities by engineers employed by the Company or independent third-party contractors engaged by the Company, and is designed to meet safety regulations imposed by federal and state governmental authorities. The Company also monitors quality assurance procedures for its products for safety purposes.

MANUFACTURING AND SUPPLIES

     The Company's products are currently produced by manufacturers chosen by the Company on the basis of quality, reliability and price. Consistent with industry practice, the use of third-party manufacturers enables the Company to avoid incurring fixed manufacturing costs. All manufacturing services performed overseas for the Company are paid for by either letter of credit or open account with such manufacturers. To date, the Company has not experienced any material delays in the delivery of its products; however, delivery schedules are subject to various factors beyond the control of the Company and any delays in the future could adversely affect the Company's sales. The Company believes that alternative sources of supply are available and that adequate supplies of manufactured products can be obtained. See "Risk Factors -- Dependence upon Non-Affiliated Foreign Manufactures."

     Although it does not conduct the day-to-day manufacturing of its products, the Company participates in the design of the prototype product and production tooling and molds for the products it develops or acquires. The Company seeks to insure quality control by actively reviewing the production process and testing the products produced by its manufacturers.

     The principal raw materials used in the production and sale of the Company's toy products are plastics, plush, printed fabrics, zinc alloy, paper products and electronic components, all of which are currently available at reasonable prices from a variety of sources. Although the Company does not manufacture its products, it owns the molds and tooling used to manufacture such products. Such molds and tooling are transferable among manufacturers if the Company chooses to employ alternative manufacturers.

TRADEMARKS AND COPYRIGHTS

     Most of the Company's products are produced and sold under trademarks owned by or licensed to the Company, many of which were acquired by the Company as part of the Justin Acquisition and the Road Champs Acquisition. See "Acquisitions." The Company typically registers its properties, and seeks protection under the trademark, copyright and patent laws of the United States and other countries where its products are produced or sold.

ACQUISITIONS

     Road Champs Acquisition. In February 1997, the Company, through a wholly-owned subsidiary, purchased all of the shares of Road Champs, Inc. ("RC Inc."), a Pennsylvania corporation, which owns all of the shares of Road Champs Ltd. ("RC Ltd."), a Hong Kong corporation, and the operating assets of Die Cast Associates, Inc., a related Florida corporation (collectively, the "Road Champs Companies"). As part of such acquisition, the Company purchased, among other things, the Road Champs inventory, product lines, tools and molds and trademarks. The net purchase price was approximately $12.0 million. Payments of approximately $4.6 million in cash and $1.5 million through the issuance of 198,020 shares of Common Stock were made at the closing. Payment of approximately $2.9 million was deferred and is payable in three installments in June and October 1997 and February 1998 with interest at the rate of 7% per annum. Payment of approximately $2.0 million for the inventory will be made over the six-month period following the closing. Payment of approximately $1.0 million is due on the earlier of the close of this Offering or May 6, 1997. All outstanding payments are secured by a pledge of the shares of stock of RC Inc. and RC Ltd. and a security interest in the Road Champs Companies' assets which is subordinate to the security interest given by the Company to Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (collectively, "Renaissance") to secure payment of the Convertible Debentures issued by the Company to Renaissance. See "Description of Securities -- Renaissance Debentures."

     Justin Acquisition. In October 1995, the Company acquired substantially all of the operating assets constituting the toy business of Justin. As part of such acquisition, the Company purchased, among other things, Justin's inventory, product lines, tools and molds, and certain of Justin's trademarks. The Company paid cash consideration of $1,210,435 to Justin, assumed certain of Justin's liabilities to its creditors in the amount of $718,634, and issued 89,600 shares of the Common Stock to Justin. The Company further agreed to pay to Justin percentage payments amounting to 5% of net sales derived from the acquired product lines through December 31, 1997 and 2.5% of net sales derived from such products during 1998 and 1999, with minimum annual payments of $250,000 required for 1995 and 1996. Such percentage payments based on sales in 1995 and 1996 amounted to $264,917 and slightly less than the $250,000 minimum required, respectively. The Company prepaid $500,000 of such future royalty payments at the Closing which are to be applied against 100% of percentage payments from January 1 to June 30 of 1997, 1998 and 1999, and against 50% of percentage payments for July 1 to December 31 of 1997, 1998 and 1999. The business operations of Justin are accounted for as operations of the Company as of July 1, 1995, which is the date when the Company assumed operating control over Justin's business operations.

COMPETITION

     Competition in the toy industry is intense. Competition is based on consumer preferences, quality and price. In recent years, the toy industry has experienced rapid consolidation driven, in part, by the desire of industry competitors to offer a range of products across a broader variety of categories. Many of the Company's competitors have greater financial resources, stronger name recognition, larger sales, marketing and product development departments and greater economics of scale that may cause their products to be more competitively priced. Competition extends to the procurement of character and product licenses, as well as to the marketing and distribution of products, including obtaining adequate shelf space in retail stores. See "Risk
Factors -- Competition."

     In the toy industry categories in which the Company primarily competes, the Company's largest competitors are as follows:

Male action figures and accessories...  Hasbro, Inc., Playmates, Inc. and Mattel, Inc.
Mini vehicles.........................  Tyco, Inc. ("Matchbox") and Mattel, Inc. ("Hot Wheels"),
                                        both of which manufacture vehicles smaller in size than
                                        the Company's Road Champs product line, and Racing
                                        Champions, Inc. and Action Performance Cos., Inc., some
                                        of whose products are the same in size as the Company's
                                        Road Champs products.
Radio controlled vehicles.............  Tyco, Inc. (a division of Mattel, Inc.), Kenner, Inc. (a division of Hasbro, Inc.) and Nikko America, Inc.
Fashion/mini dolls....................  Mattel, Inc., the owner of "Barbie."

     The Company also competes with smaller domestic and foreign toy manufacturers, importers and marketers in each of these categories.

SEASONALITY AND BACKLOG

     Sales of toy products are seasonal, with a majority of retail sales occurring during the period from September through December. Approximately 73% of the Company's sales in 1996 were made in the third and fourth quarters. Generally, the first quarter is the period of lowest shipments and revenues in the toy industry and therefore the least profitable due to certain fixed costs. Seasonality factors may cause the Company's operating results to fluctuate significantly from quarter to quarter. Due to these fluctuations, the results of operations for any quarterly period may vary significantly. The Company's results of operations may also fluctuate as a result of factors such as the timing of new products (and expenses incurred in connection therewith) of the Company or its competitors, the advertising activities of its competitors and the emergence of new market entrants. The Company believes that most of the Company's products have low retail prices and, as a result, such products may be less subject to seasonal fluctuations.

     The Company generally ships products to customers within three to six months of the date an order is received. The Company's backlog, exclusive of Road Champs, at March 8, 1997, was approximately $5.3 million, compared to $2.5 million at March 31, 1996. Because customer orders may be canceled at any time without penalty, the Company believes that backlog may not accurately indicate sales for any future period.

GOVERNMENT AND INDUSTRY REGULATION

     The Company's products are subject to the provisions of the Consumer Product Safety Act ("CPSA"), the Federal Hazardous Substances Act ("FHSA"), the Flammable Fabrics Act ("FFA") and the regulations promulgated under each such Act. The CPSA and the FHSA enable the Consumer Product Safety Commission ("CPSC") to exclude from the market consumer products that fail to comply with applicable product safety regulations or otherwise create a substantial risk of injury and articles that contain excessive amounts of a banned hazardous substance. The FFA enables the CPSC to regulate and enforce flammability standards for fabrics used in consumer products. The CPSC may also require the repurchase by the manufacturer of articles which are banned. Similar laws exist in some states and cities and in various international markets. The Company maintains a quality control program designed to ensure compliance in all material respects with all applicable laws.

EMPLOYEES


     As of April 22, 1997, the Company employed 55 persons, all of whom are full-time employees, including three executive officers. Twenty-eight of the Company's employees are located in the United States, while the remaining twenty-seven are located in Hong Kong. The Company believes that it has good relationships with its employees. None of the Company's employees are represented by a union.


PROPERTIES

     The Company leases approximately 1,800 square feet of space at 24955 Pacific Coast Highway, #B202, Malibu, California, all of which is currently used for the Company's principal executive offices. The lease for such premises expires on August 31, 1997. The current base rent is $4,730 per month. The Company also leases, pursuant to a lease expiring on April 20, 2003, approximately 2,100 square feet of showroom and office space at the Toy Center South, 200 Fifth Avenue, New York, New York, at a current rental of $5,539 per month. The Company leases two additional locations in the United States acquired as a part of the Road Champs Acquisition. One such facility is approximately 2,000 square feet and is used as a showroom at the Toy Center North, 1107 Broadway, New York, New York, at a current rent of $4,959 per month. Such lease expires on April 30, 2001. The other facility of approximately 51,000 square feet of warehouse and office space, is at 7 Patton Drive, West Caldwell, New Jersey, has a current monthly rent of $21,235 and expires on May 31, 2000 or upon six-month prior notice by either party after July 1997.

     The Company also leases two locations in Hong Kong. One such location, at the Chinachen Golden Plaza, 77 Mody Road, Tsimshatsui East, Kowloon, Hong Kong, consisting of approximately 1,210 square feet, is leased on a month to month basis and is used as office space for the Company's sourcing operations. The base rent for such facility is the U.S. dollar equivalent of $5,119 per month. The Company acquired the lease for the second Hong Kong location in connection with the Road Champs Acquisition. The property is located at the Peninsula Center, 67 Mody Road, Tsimshatsui East, Kowloon, Hong Kong. The lease provides for a monthly rent of the U.S. dollar equivalent of $10,200, consists of approximately 3,200 square feet and is used for office space and expires on March 14, 1998. The Company will shortly combine all of its Hong Kong operations at the location previously occupied by Road Champs. The Company expects to lease a modestly larger space for its offices in California. With such increase, the Company believes that its facilities in the United States and Hong Kong will be adequate for its reasonably foreseeable future needs.

ENVIRONMENTAL ISSUES

     The Company is subject to legal and financial obligations under environmental, health and safety laws in the United States and in other jurisdictions where the Company operates which have such laws. The Company is not currently aware of any material environmental liabilities associated with any of its operations. The Company does not believe that any environmental obligations will have a material adverse impact on the financial condition of the Company.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The Company's directors and executive officers are as follows:

             NAME                 AGE                      POSITION WITH THE COMPANY
    ----------------------        ---         ----------------------------------------------------
    Jack Friedman.........        57          Chairman, Chief Executive Officer and President
    Stephen G. Berman.....        32          Chief Operating Officer, Executive Vice President,
                                              Secretary and Director
    Joel M. Bennett.......        35          Chief Financial Officer
    Michael G. Miller.....        49          Director
    Murray L. Skala.......        50          Director
    Robert E. Glick.......        51          Director

     Jack Friedman has been Chairman, Chief Executive Officer and President of the Company since co-founding it in 1995. From January 1989 until January 1995, Mr. Friedman was Chief Executive, President, Officer and a director of T-HQ, Inc., a publicly-held company that develops and sells interactive games and software. From 1970 to 1989, Mr. Friedman was President and Chief Operating Officer of LJN Toys, Ltd. ("LJN"), a toy and software company. After LJN was acquired by MCA/Universal, Inc. ("MCA") in 1986, Mr. Friedman continued as President until MCA's sale of LJN in late 1989.

     Stephen G. Berman has been Chief Operating Officer, Executive Vice President, Secretary and a director of the Company since co-founding it in 1995. From October 1991 to August 1995, Mr. Berman was a Vice President and Managing Director of T-HQ International, Inc., a subsidiary of T-HQ, Inc. From 1988 to 1991, he was President and an owner of Balanced Approach, Inc., a distributor of personal fitness products and services.

     Joel M. Bennett joined the Company in September 1995 as Chief Financial Officer. From August 1993 to September 1995, he served in several financial management capacities at Time Warner Entertainment Company, L.P., including Controller of Warner Brothers Consumer Products Worldwide Merchandising and Interactive Entertainment. From June 1991 to August 1993, Mr. Bennett was Vice President and Chief Financial Officer of TTI Technologies, Inc., a direct-mail computer hardware and software distribution company. From 1986 to June 1991, Mr. Bennett held various financial management positions at the Walt Disney Company, including Senior Manager of Finance for the international television syndication and production division.

     Michael G. Miller has been a director of the Company since February 1996. Since 1979, Mr. Miller has been President and a director of several privately-held affiliated companies: JAMI Marketing, a list brokerage and list management consulting firm, JAMI Data, a database management consulting firm, and JAMI Direct, a direct mail graphic and creative design firm. He is also a director of Quintel Entertainment, Inc., a publicly-held company in the telephone entertainment services business.

     Murray L. Skala has been a director of the Company since October 1995. Since 1976, Mr. Skala has been a partner of the law firm Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel to the Company. Mr. Skala is also a director of Quintel Entertainment, Inc. and Katz Digital Technologies, Inc., a publicly-held company in the business of producing digital printing and prepress services.

     Robert E. Glick has been a director of the Company since October 1996. For more than twenty years, Mr. Glick has been an officer, director and a principal stockholder in a number of privately-held affiliated companies which manufacture and market women's apparel.

     All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Directors currently receive no cash compensation for serving on the Board other than reimbursement of reasonable expenses incurred in attending meetings. Directors who are not employees of the Company are entitled to receive options to purchase shares of Common Stock upon their election as a director and annually while they serve as directors. See "Amended and Restated 1995 Stock Option Plan." Officers are elected annually by the Board and serve at the discretion of the Board.

     Until the Convertible Debentures are fully redeemed or converted, Renaissance has the right to designate one person for nomination by management as a director of the Company or as an advisor to the Board. Upon certain events of default under the loan agreement for the convertible debentures, Renaissance has the right to designate an additional person as director of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has an Audit Committee, a Compensation Committee and a Stock Option Committee. The Board does not have a Nominating Committee and performs the functions of a Nominating Committee itself.

     Audit Committee. The functions of the Audit Committee are to recommend the appointment of the Company's independent certified public accountants and to review the scope and effect of such audits. Messrs. Miller, Glick and Skala are the current members of the Audit Committee.

     Compensation Committee. The functions of the Compensation Committee are to make recommendations to the Board regarding compensation of management employees and to administer plans and programs relating to employee benefits, incentives and compensation, other than the Stock Option Plan. Messrs. Friedman, Miller and Skala are the current members of the Compensation Committee.

     Stock Option Committee. The function of the Stock Option Committee is to determine the recipients of and the size of awards granted under the Company's Stock Option Plan. Messrs. Miller and Glick are the current members of the Stock Option Committee. Both Stock Option Committee members are non-employee directors.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Delaware law permits a corporation, through its Certificate of Incorporation, to exonerate its directors from certain personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than (a) for any breach of the director's duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) in connection with payment of any illegal dividend or an illegal stock repurchase or redemption; or (d) for any transaction from which the director derived an improper personal benefit. This provision does not apply to equitable remedies such as injunctive relief. The Company's Certificate of Incorporation includes a provision exonerating its directors to the fullest extent permitted by Delaware law.

     The Company's Certificate of Incorporation authorizes the Company to indemnify its directors for certain breaches of fiduciary duty to the Company and its stockholders, and other liabilities, subject to certain limitations. Such indemnification does not apply to acts or omissions which are knowingly fraudulent, deliberately dishonest or arise out of willful misconduct.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company, pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company for the Company's fiscal years ending December 31, 1995 and 1996 to its Chief Executive Officer and to each of its executive officers whose compensation exceeded $100,000 on an annual basis (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM AWARDS          COMPENSATION
                                                  ANNUAL COMPENSATION           --------------------          PAYOUTS
                                           ----------------------------------                          ----------------------
                                                                     (E)           (F)                               (I)
                                                                    OTHER       RESTRICTED               (H)         ALL
               (A)                           (C)        (D)         ANNUAL        STOCK        (G)      PLAN        OTHER
            NAME AND              (B)      SALARY      BONUS     COMPENSATION     AWARDS     OPTIONS   PAYOUTS   COMPENSATION
       PRINCIPAL POSITION         YEAR       ($)        ($)          ($)           ($)         (#)       ($)         ($)
--------------------------------- ----     -------   ---------   ------------   ----------   -------   -------   ------------
Jack Friedman.................... 1996     226,000     53,722(3)      --            --         --        --           --
  Chairman,                       1995(1)   67,000         --         --            --         --        --           --
  Chief Executive Officer and
    President
Stephen G. Berman................ 1996     201,000     53,722(3)      --            --         --        --           --
  Chief Operating Officer,        1995(2)   41,667         --         --            --         --        --           --
  Executive Vice President
  and Secretary

---------------

(1) Mr. Friedman's employment with the Company commenced on September 1, 1995. See "Employment Agreements."

(2) Mr. Berman's employment with the Company commenced on September 1, 1995. See "Employment Agreements."

(3) Bonuses were earned in 1996 but were paid during 1997.

     The Company did not have any long-term incentive plans in 1995. Neither of the Named Officers were granted options under the Company's Stock Option Plan in 1996 or 1995.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Mr. Friedman expiring on December 31, 2001. Pursuant to this agreement, Mr. Friedman is employed as Chief Executive Officer and President. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Friedman will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the agreement and for a period of one year thereafter, if his employment is terminated prior to December 31, 1997 voluntarily or by the Company for cause, as such term is defined in the employment agreement. Pursuant to such agreement, the Company agreed to pay Mr. Friedman a base salary of $296,000 per annum until December 31, 1997, with increases of $25,000 per annum thereafter and an annual bonus equal to 4% of the Company's pre-tax earnings.

     The Company has entered into an employment agreement with Mr. Berman expiring on December 31, 2001. Pursuant to this agreement, Mr. Berman is employed as Chief Operating Officer, Executive Vice President, and Secretary. The employment agreement provides for employment on a full-time basis and contains a provision that Mr. Berman will not compete or engage in a business competitive with the current or anticipated business of the Company during the term of the agreement and for a period of one year thereafter, if his employment is terminated prior to December 31, 1997 voluntarily or by the Company for cause, as such term is defined in the employment agreement. Pursuant to such agreement, the Company agreed to pay Mr. Berman a base salary of $271,000 per annum until December 31, 1997, with increases of $25,000 per annum thereafter and an annual bonus equal to 4% of the Company's pre-tax earnings.

     The Company has obtained key man life insurance policies in the amount of $8,000,000 on Mr. Friedman's life. See "Description of Securities -- Renaissance Debentures."

AMENDED AND RESTATED 1995 STOCK OPTION PLAN

     The Company's Amended and Restated 1995 Stock Option Plan (the "Stock Option Plan") was adopted and approved by the stockholders in December 1995 and amended by the Board in November 1996. The Stock Option Plan provides for the grant of options to purchase up to 216,998 shares of the Company's Common Stock. Such options are intended to qualify either as incentive stock options ("Incentive Stock Options") within the meaning of Section 422 of the U. S. Internal Revenue Code or as options that are not intended to meet the requirements of such section ("Nonstatutory Stock Options"). Under the Stock Option Plan, Incentive Stock Options may be granted to employees (including officers) of the Company, and Nonstatutory Stock Options may be granted to employees (including officers), non-employee directors, consultants or advisors of the Company.

     The Stock Option Plan may be administered by the Board or a committee chosen by the Board of non-employee directors. The administering body has discretionary authority to select the persons to whom, the number of shares for which, the times at which and the exercise price for which options will be granted.

     Stock options granted to an employee expire immediately upon the termination of employment voluntarily by such employee or for cause by the Company. Employee stock options may be exercised up to one year after the termination of employment due to death or disability. Employee stock options may be exercised up to three months after termination for any other reason. Stock options granted to a non-employee director expire upon the termination of the director's services for cause. Non-employee director stock options may be exercised up to one year after such person is no longer serving as a director for any other reason.

     Incentive Stock Options must have an exercise price greater than or equal to the fair market value of the shares underlying the option on the date of grant. Incentive Stock Options granted to the holder of 10% or more of the Company's Common Stock must have an exercise price of 110% of the underlying shares' fair market value on the date of grant. The maximum exercise period of Incentive Stock Options is ten years from the date of grant (five years in the case of an individual owning more than 10% of the Company's Common Stock). The aggregate fair market value (determined at the date the option is granted) of shares with respect to which Incentive Stock Options are exercisable for the first time by the holder of the option during any calendar year shall not exceed $100,000. If such amount exceeds $100,000, the Board or the Stock Option Committee may designate those shares that will be treated as Nonstatutory Stock Options.

     The Stock Option Plan provides for certain grants to non-employee directors. Non-employee directors serving on the Board when the Stock Option Plan was adopted each received options to purchase an aggregate of 10,850 shares of Common Stock at the fair market value of the Common Stock on such date. Newly appointed non-employee directors receive an option to purchase 10,850 shares at their then-current fair market value on the date of the appointment. In addition, every January 1st, each non-employee director receives an option to purchase 5,425 shares at their then current fair market value.

     As of the date of this Prospectus, the Company has granted options to purchase an aggregate of 191,750 shares of Common Stock under the plan to its employees and non-employee directors. Pursuant to the terms of the underwriting agreement with the representatives of the underwriters for the Initial Public Offering, the option holders at the time of the Initial Public Offering agreed not to sell or otherwise dispose of shares underlying options until May 1, 1997 without the prior written consent of such representatives. After May 1, 1997, the Company intends to file a registration statement covering shares issuable upon exercise of stock options granted under the Stock Option Plan.

                       PRINCIPAL AND SELLING STOCKHOLDERS

PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the date of this Prospectus regarding beneficial ownership of the Company's Common Stock, based upon information obtained from the persons named below, by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of its Common Stock, (ii) each of the Company's directors, (iii) each of the Named Officers and (iv) all executive officers and directors of the Company as a group.


                                                                            PERCENTAGE OF
                                                                         SHARES BENEFICIALLY
                                                                                OWNED
                                                  SHARES          ----------------------------------
              NAME AND ADDRESS                 BENEFICIALLY          PRIOR TO              AFTER
             OF BENEFICIAL OWNER                  OWNED              OFFERING            OFFERING
---------------------------------------------  ------------       --------------       -------------
Jack Friedman                                    1,410,488(1)          33.7%                29.5%
  24955 Pacific Coast Highway,
  #B202, Malibu, California 90265
Stephen Berman                                     216,998(2)           5.2                  4.5
  24955 Pacific Coast Highway,
  #B202, Malibu, California 90265
Michael G. Miller                                   16,275(3)             *                    *
  One Blue Hill Plaza
  Pearl River, NY 10965
Murray L. Skala                                    238,696(4)           5.7                  5.0
  750 Lexington Avenue
  New York, NY 10022
Robert E. Glick                                     23,275(5)             *                    *
  1400 Broadway
  New York, NY 10018
Renaissance Capital Growth                         923,077(6)          18.1                 16.2
  & Income Fund III, Inc.
  and Renaissance US Growth &
  Income Trust PLC
  8080 N. Central Expressway,
  Suite 310/LB59
  Dallas, Texas 75206
All Officers and Directors as a Group            1,734,485             40.8%                35.8%
  (six persons) (1)(2)(3)(4)(5)(7)


---------------

  * Less than 1% of the Company's outstanding shares.

(1) Includes an aggregate of 189,872 shares held by Mr. Skala as trustee under trusts for the benefit of the children of Mr. Friedman, the Company's Chairman, Chief Executive Officer and President.

(2) Mr. Berman is the Company's Chief Operating Officer, Executive Vice President, Secretary and a director.

(3) Represents 16,275 shares which Mr. Miller, a director of the Company, has the right to acquire pursuant to outstanding stock options.

(4) Includes 27,124 shares owned by Mr. Skala, a director of the Company, 21,700 shares which Mr. Skala has the right to acquire pursuant to outstanding stock options and an aggregate of 189,872 shares held by Mr. Skala as trustee under trusts for the benefit of the children of Mr. Friedman.

(5) Includes 16,275 shares which Mr. Glick, a director of the Company, has the right to acquire pursuant to outstanding stock options.

(6) Consists of 923,077 shares in the aggregate which these two entities have the right to acquire upon the conversion of an aggregate of $6,000,000 of convertible debentures owned by them. Each of these entities owns $3,000,000 of such convertible debentures. The Company believes that these two entities are under common control by a third-party.

(7) Includes 2,000 shares beneficially owned by Joel M. Bennett, the Company's Chief Financial Officer, and 16,625 shares which Mr. Bennett has the right to acquire pursuant to outstanding stock options.

     Messrs. Friedman and Berman may be deemed "founders" of the Company, as such term is defined under the federal securities laws.

OVER-ALLOTMENT OPTION SELLING STOCKHOLDERS


     Two stockholders of the Company have granted an option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase from such stockholders up to 90,000 shares of Common Stock at the offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. If the over-allotment option is not exercised in full, such stockholders will sell the lesser number of over-allotment shares in the same proportions. The following table, which should be read in conjunction with the Principal Stockholder Table above, sets forth information regarding such stockholders' beneficial ownership of the Common Stock prior to the exercise of any portion of the over-allotment and after the full exercise of the over-allotment option.



                                                                    SHARES                SHARES
                                                                    OFFERED         BENEFICIALLY OWNED
                                             SHARES               AS PART OF            AFTER FULL
                                       BENEFICIALLY OWNED        OVER-ALLOTMENT         EXERCISE OF
                                      PRIOR TO EXERCISE OF          OPTION            OVER-ALLOTMENT
                                      OVER-ALLOTMENT OPTION      -------------            OPTION
         NAME AND ADDRESS            -----------------------                       ---------------------
        OF BENEFICIAL OWNER           NUMBER         PERCENT                        NUMBER       PERCENT
-----------------------------------  ---------       -------                       ---------     -------
Jack Friedman                        1,410,488(a)      33.7%          70,000       1,340,488(a)    28.0%
  24955 Pacific Coast Highway,
  #B202, Malibu, California 90265
Stephen Berman                         216,998          5.2           20,000         196,998        4.1
  24955 Pacific Coast Highway,
  #B202, Malibu, California 90265
All Officers and Directors as a
  Group (six persons)                1,734,485(a)      40.8%          90,000       1,644,485(a)    33.9%


------------------

 *  Less than 1% of the Company's outstanding shares.


(a) Includes an aggregate of 189,872 shares held by Mr. Skala as trustee under trusts for the benefit of the children of Mr. Friedman.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company has made two loans to Joel M. Bennett, the Company's Chief Financial Officer, in the amounts of $25,000 and $40,000, respectively. The $25,000 loan bears interest at the rate of 6.15% and is payable at the earlier of August 27, 1997 or the termination of Mr. Bennett's employment with the Company. The $40,000 loan bears interest at the rate of 6.02% and is payable at the earlier of September 20, 1997 or the termination of Mr. Bennett's employment.

     Mr. Skala, a director of the Company, is a partner in the law firm of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP, counsel to the Company. The Company paid legal fees to Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP in the amount of approximately $270,000 in 1996 and $75,000 in 1995.

                           DESCRIPTION OF SECURITIES

GENERAL


     The Company is authorized to issue 25,000,000 shares of Common Stock, par value $.001 per share, and 5,000 shares of Preferred Stock, par value $.001 per share. As of the date of this Prospectus, 4,182,969 shares of Common Stock are outstanding which the Company believes are beneficially owned by approximately 1,400 persons. After an additional 600,000 shares of Common Stock are issued by the Company in this Offering, 4,782,969 shares will be outstanding.


COMMON STOCK

     Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. The Certificate of Incorporation does not provide for cumulative voting of directors. Holders of Common Stock will be entitled to receive dividends ratably, if any, as may be declared from time to time by the Board out of funds legally available therefor. Holders of Common Stock will be entitled to receive, pro rata, all assets of the Company available for distribution to them upon liquidation. In addition, holders of Common Stock have no preemptive, subscription or redemption rights. All outstanding shares of Common Stock are, and the Common Stock offered hereby, upon issuance and sale, will be, fully paid and nonassessable.

PREFERRED STOCK

     The Certificate of Incorporation provides that the Company is authorized to issue "blank check" preferred stock, which may be issued from time to time in one or more series upon authorization by the Board. The Board, without further approval of the stockholders, is authorized to fix any dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of the Common Stock. Under certain circumstances, the issuance of preferred stock could also make it more difficult for a third party to gain control of the Company, discourage bids for the Company's Common Stock at a premium or otherwise adversely affect the market price of the Common Stock. To date, the Company has not issued any preferred stock.

RENAISSANCE DEBENTURES

     In January 1997, the Company issued $6,000,000 of its 9% seven-year convertible debentures to Renaissance. After payment of a 6% brokerage commission to Joseph Charles & Associates, Inc. and fees to Renaissance and its attorneys, net proceeds to the Company were $5,450,000. The debentures are presently convertible into 923,077 shares of Common Stock. When any shares of Common Stock are issued by the Company for consideration per share less than the then existing conversion price of the Convertible Debentures, then in each such case the conversion price shall be reduced to a new conversion price equal to the consideration per share received by the Company for such additional shares of Common Stock; provided however, that prior to such issuance, the Company may request the holders to waive the right to an adjustment of the conversion price and in the event such waiver is not granted by the holders, the Company shall have the right, prior to the issuance of such additional shares, to redeem the Convertible Debenture at 120% of face value. The number of shares of Common Stock into which the debentures are convertible are also subject to adjustment for certain changes in capital structure and other events.

     The indebtedness must be repaid in part each month beginning December 1999, in the amount of 1% of the then unpaid balance, and in full at December 31, 2003. Pursuant to the terms of the Convertible Debentures, holders of such debentures also have the option to have the Company redeem part or all of such outstanding debentures in the event of Mr. Friedman's death. The Company maintains key man life insurance in the amount of $8,000,000 on Mr. Friedman's life. The indebtedness to Renaissance is secured by all of the

Company's assets. The Company has the right to prepay all or part of such indebtedness in certain events at 120% of their original $6,000,000 face value.

     Renaissance has certain demand and piggy-back registration rights for the shares into which its debentures are convertible that may require the Company to register for public resale the shares of Common Stock issuable thereunder. Renaissance also has the right to designate one person for nomination by management as a director of the Company or as an advisor to the Board. Upon certain events of default under the loan agreement for the convertible debentures, Renaissance has the right to designate an additional person as director of the Company.

WARRANTS AND OPTIONS

     In connection with the Initial Public Offering, the Company issued to the representatives of the underwriters warrants (the "IPO Warrants") to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $9.375 per share. Such warrants expire on May 1, 2001. Holders of such warrants possess certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable thereunder.

     For its assistance with the Renaissance financing, the Company issued to Joseph Charles & Associates, Inc. a warrant (the "Renaissance Warrants") to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $8.00 per share. Such warrant expires on January 8, 2002. Holders of such warrants possess certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable thereunder.


     The Company has agreed to sell to the Representative or its designees, for nominal consideration, the Representative's Warrants to purchase up to 42,000 shares of Common Stock at an exercise price equal to 130% of the public offering price. The Representative or its designees possess certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable thereunder. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. See "Underwriting."


     Pursuant to the Stock Option Plan, the Company has granted options to certain of its employees for the purchase of an aggregate of 137,500 shares of Common Stock, at prices ranging from $6.75 to $8.25 per share, and options to its non-employee directors to purchase an aggregate of 54,250 shares of Common Stock, at prices ranging from $4.50 to $8.25 per share. Options granted under the Stock Option Plan are exercisable for periods of up to ten years and may contain such other terms as the administering body may determine. The Company also granted options to certain employees for the purchase of an aggregate of 276,500 shares of Common Stock, at $2.00 per share, prior to the adoption of the Stock Option Plan, as well as options to purchase 75,000 shares of Common Stock to a consultant outside of the Stock Option Plan, at prices ranging from $7.50 to $7.625.

REGISTRATION RIGHTS

     In connection with the Road Champs Acquisition, the Company issued 198,020 shares of Common Stock to the stockholders of Road Champs, Inc. Such stockholders are entitled to certain registration rights which provide that the Company must use its best efforts to file a registration statement under the Securities Act prior to February 6, 1998 for the public resale of such shares of Common Stock and use its best efforts to cause such registration statement to become effective.

     Holders of the Convertible Debentures are entitled to certain registration rights with respect to the shares of Common Stock issuable upon conversion of the Convertible Debentures. At any time after six months from the date of this Prospectus, such holders have the right to have such shares registered, but the costs of such registration shall be at such holder's cost. Beginning in January 1999, such holders may demand registration of such shares on two occasions at the Company's expense, but not more often than once a year.

     Holders of the IPO Warrants are entitled to certain registration rights with respect to the shares of Common Stock issuable under the IPO Warrants. At any time after May 1, 1997, holders of the IPO

Warrants may request that the Company file a registration statement under the Securities Act for the public resale of the Common Stock issuable upon exercise of the IPO Warrants. Upon such request and, subject to certain conditions, the Company will be required to prepare and file any such registration statement and to use its best efforts to cause such registration statement to become effective. The holders of the IPO Warrants have the right to demand registration as described above on at least two separate occasions.

     The Holders of the Renaissance Warrants also possess demand registration rights with respect to the shares of Common Stock issuable pursuant thereto.

     The Holders of the Representative's Warrants possess demand registration rights with respect to the shares of Common Stock issuable pursuant to the Representative's Warrants. Such rights are exercisable at any time after one year from the date of this Prospectus. These rights may be exercised on one occasion.

     In the event the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others, the holders of the Convertible Debentures, the IPO Warrants, the Renaissance Warrants and the Representative's Warrants are entitled to notice of such registration and to include the shares of Common Stock underlying such debentures and warrants therein. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of the above described registrations.

TRANSFER AGENT

     The transfer agent for the Common Stock is U.S. Stock Transfer Corporation, Glendale, California 91204.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of this Offering, the Company will have 4,782,969 shares of Common Stock outstanding. Of such shares, 2,657,454 shares (including the 600,000 shares of Common Stock offered hereby) will be freely tradeable without restriction or further registration under the Securities Act, except shares purchased by an affiliate of the Company. Another 2,125,515 shares of Common Stock are "restricted securities," as the term is defined under Rule 144. Such shares were acquired by their owners prior to this Offering in transactions not involving a public offering. Such shares may only be sold pursuant to a registration statement under the Securities Act, in compliance with the exemption provisions of Rule 144, or pursuant to another exemption under the Securities Act.



     The executive officers, directors, certain other shareholders of the Company and their affiliates have agreed, pursuant to lock-up agreements with the Representative, that they will not for a period of 45 days from the date of this Prospectus, without the prior written consent of the Representative, sell or otherwise dispose of an aggregate of approximately 1,735,984 restricted shares of Common Stock. The Representative may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to any of such lock-up agreements. In addition, certain other shareholders of the Company have agreed, pursuant to a lock-up agreement with the Company, that they will not sell or otherwise dispose of an aggregate of 198,020 restricted shares of Common Stock prior to February 1998. Upon the expiration of these lock-up agreements, an aggregate of 1,934,004 of such shares of Common Stock will become eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act.



     In general, under Rule 144 under the Securities Act, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares (as that term is defined in Rule 144) for at least two years, including any person who may be deemed to be an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of then-outstanding shares of Common Stock (approximately 47,829 shares immediately after this Offering) or the average weekly trading volume in the Common Stock as reported by Nasdaq during the four calendar weeks preceding such sale. Sales pursuant to Rule 144 also are subject to certain other requirements relating to the manner and notice of sale and availability of current public information about the Company. Affiliates may publicly sell shares not constituting restricted securities under Rule 144 in accordance with the foregoing volume limitations and other restrictions, but without regard to the two-year holding period. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding a sale by such person, and who has beneficially owned restricted shares for at least three years, is entitled to sell such shares under Rule 144 without regard to the volume limitations and other conditions described above.


     The SEC has adopted amendments, effective April 29, 1997, reducing the required two-year holding period under Rule 144 to one year and reducing the required three-year holding period under Rule 144(k) to two years. The amendments may be relied upon by holders of restricted securities on or after April 29, 1997 and will allow such holders to sell restricted securities in the open market significantly earlier than currently permitted. Approximately 1,927,495 restricted shares of Common Stock of the Company have been held for over one year.


     An additional 885,250 shares of Common Stock that are issuable upon exercise of outstanding warrants and options will, under Rule 144, be eligible for sale into the public securities markets one year after the warrant or option is exercised and 923,077 shares of Common Stock that are issuable upon conversion of the Convertible Debentures will be eligible for sale into the public securities market after January 8, 1998, subject to the volume, manner and notice of sale and other conditions of Rule 144 described above.



     The Company has granted certain piggy-back and demand registration rights with respect to 198,020 restricted shares outstanding, 342,000 restricted shares issuable upon the exercise of outstanding warrants and 923,077 restricted shares issuable upon the conversion of outstanding debentures. See "Description of Securities -- Registration Rights."


     The Company makes no prediction as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the prevailing market price of the Common Stock. Sales of substantial amounts of the Common Stock in the public market or the perception that such sales could occur could have an adverse effect on the prevailing market price of the Common Stock.

                                  UNDERWRITING

     The Underwriters named below, for whom Cruttenden Roth Incorporated is acting as the representative (the "Representative"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth opposite their respective names below. The nature of the obligations of the Underwriters is such that if any of such shares are purchased, all must be purchased.


                                                                       NUMBER OF SHARES
                                UNDERWRITERS                           TO BE PURCHASED
        -------------------------------------------------------------  ----------------
        Cruttenden Roth Incorporated.................................

                  Total..............................................        600,000
                                                                           =========


     The Underwriters initially propose to offer the shares of Common Stock offered hereby to the public at the price set forth on the cover page of this Prospectus. The Underwriters may allow a concession to selected dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") not
in excess of $          per share, and the Underwriters may allow, and such
dealers may reallow, to members of the NASD a concession not in excess of
$          per share.


     Two of the Company's stockholders have granted an option to the Underwriters, exercisable within 45 days after the date of this Prospectus, to purchase from such stockholders up to 90,000 shares of Common Stock at the offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option only for the purpose of covering over-allotments. To the extent the Underwriters exercise such option, each Underwriter will be committed, subject to certain conditions, to purchase that number of additional shares of Common Stock which is proportionate to such Underwriter's initial commitment. See "Principal and Selling Stockholders -- Over-Allotment Option Selling Stockholders."



     The Company has agreed to sell to the Representative or its designee, for nominal consideration, the Representative's Warrants to purchase up to 42,000 shares of Common Stock at an exercise price per share equal to 130% of the Price to Public set forth on the cover page of this Prospectus. The Representative's Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus and are not transferable for a period of one year from the date of this Prospectus except to officers of the Representative or any successor thereto. The Representative's Warrants include a net exercise provision permitting the holder(s), in effect, to pay the exercise price by receiving fewer shares when exercising the warrants. Under such provision, the holder(s) would forego a number of shares with a fair market value, after deducting the exercise price therefore, equal to the aggregate exercise price of the Representative's Warrants then being exercised. In addition, the Company has granted certain rights to the holders of the Representative's Warrants to register the Representative's Warrants and the Common Stock underlying the Representative's Warrants under the Securities Act.



     As underwriting compensation in connection with the Offering, the Company will pay the Underwriters' legal fees and expenses, estimated to be $200,000. In addition, the Company will reimburse the underwriters for certain expenses incurred in connection with the underwriters' "road show."

     Except in connection with acquisitions, strategic commercial transactions or pursuant to the exercise of options to purchase up to 216,998 shares of Common Stock that have been and may be granted under the Company's Stock Option Plan at an exercise price at least equal to fair market value of the shares of Common Stock, the Company has agreed, for a period of 45 days from the consummation of this Offering, that it will not issue or sell any shares of Common Stock or other equity securities of the Company or purchase any shares of the Common Stock of the Company without the prior written consent of the Representative. In addition, the officers, directors and certain stockholders of the Company have agreed that they will not sell any additional shares of Common Stock of the Company owned by them, except for their shares offered in this Offering, the 7,000 registered shares owned by Mr. Glick and the 2,000 registered shares owned by Mr. Bennett, for a period of 45 days from the consummation of this Offering without the prior written consent of the Representative, provided that intra-family transfers or transfers to family trusts shall not be thus restricted.


     The Company and certain stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the Underwriters may be required to make in respect thereof.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with the Securities Exchange Act of 1934 pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such shares of Common Stock or may exercise the Underwriter's over-allotment option referred to above. In addition, the Representative, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph are required, and, if they are undertaken, they may be discontinued at any time.

     The Representative has advised the Company that the Underwriters do not expect to confirm any sales by the Underwriters to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby has been passed upon for the Company and certain stockholders by Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP, New York, New York. Murray L. Skala, a director of the Company, the owner of 27,124 shares of Common Stock and a stockholder who has granted a portion of the Underwriter's over-allotment option, is a partner of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass, LLP. Gibson, Dunn & Crutcher LLP, Los Angeles, California, has passed upon certain legal matters for the Representative in connection with this Offering.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for the year ended December 31, 1996 and the period from April 1, 1995 (inception) to December 31, 1995 included in this Prospectus have been audited by Pannell Kerr Forster, Certified Public Accountants, A Professional Corporation, Los Angeles, California, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The combined financial statements of Road Champs, Inc. and Subsidiary and Die Cast Associates, Inc. as of December 31, 1996 and 1995 and for the years then ended included in this Prospectus have been audited by Pannell Kerr Forster PC, New York, New York, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     Since May 1, 1996, the Company has been subject to the reporting requirements of the Exchange Act. In accordance with the Exchange Act, the Company has and will continue to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission in Washington, D.C. Copies of such materials can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed on the Nasdaq SmallCap Market and reports and information concerning the Company can be also inspected through such exchange. The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company deems appropriate or as may be required by law.

     The Company will provide without charge to each person who receives the Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed by mail to Joel M. Bennett, Chief Financial Officer, JAKKS Pacific, Inc., 24955 Pacific Coast Highway, Suite #B202, Malibu, California 90265 or by telephone at (310) 456-7799.

     The Company has filed with the Commission a Registration Statement on Form SB-2 and all schedules and exhibits thereto under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to such Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the Registration Statement may be obtained from the Commission at its principal office upon payment of prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the content or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact, including those with respect to the Company's objectives, plans and strategy set forth under "Prospectus Summary" and "Business -- Business Strategy" and those preceded by or that include the words "believes," "expects," "anticipates," "intends," "plans," "is scheduled to" or similar expressions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that those expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed in this Prospectus in conjunction with the forward-looking statements and under "Risk Factors." All written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by those Cautionary Statements.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
JAKKS Pacific, Inc. and Subsidiaries
  Independent Auditors' Report........................................................   F-2
  Consolidated Balance Sheets.........................................................   F-3
  Consolidated Statements of Operations...............................................   F-4
  Consolidated Statements of Stockholders' Equity.....................................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7

Road Champs, Inc. and Subsidiary and Die Cast Associates, Inc.
  Independent Auditors' Report........................................................  F-17
  Combined Balance Sheets.............................................................  F-18
  Combined Statements of Operations...................................................  F-19
  Combined Statements of Stockholders' Equity.........................................  F-20
  Combined Statements of Cash Flows...................................................  F-21
  Notes to Combined Financial Statements..............................................  F-22

                          INDEPENDENT AUDITORS' REPORT

The Stockholders
JAKKS Pacific, Inc. and Subsidiaries

     We have audited the accompanying consolidated balance sheet of JAKKS Pacific, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year and nine months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JAKKS Pacific, Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and cash flows for the year and nine months then ended, in conformity with generally accepted accounting principles.

PANNELL KERR FORSTER
Certified Public Accountants
A Professional Corporation

Los Angeles, California
January 23, 1997, except for note 15, for which the date is February 6, 1997

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31,
                                                                     --------------------------
                                                                        1996            1995
                                                                     -----------     ----------
Current assets:
  Cash.............................................................  $ 6,355,260     $   81,752
  Accounts receivable..............................................    2,420,470        575,489
  Inventory........................................................      140,105         86,128
  Deferred product development costs...............................      515,870         89,171
  Prepaid expenses and other.......................................      450,107        129,735
  Advanced royalty payments........................................      276,000         50,000
  Advances to officers.............................................      120,030             --
                                                                     -----------     ----------
          Total current assets.....................................   10,277,842      1,012,275
Property and equipment
  Office furniture and equipment...................................      121,305         92,156
  Molds and tooling................................................    1,350,949        325,577
  Leasehold improvements...........................................        4,808            675
                                                                     -----------     ----------
          Total....................................................    1,477,062        418,408
  Less accumulated depreciation and amortization...................      277,265         55,448
                                                                     -----------     ----------
          Net property and equipment...............................    1,199,797        362,960
Deferred offering and acquisition costs............................       85,301         74,915
Intangibles and deposits, net......................................       91,776         51,977
Deferred income taxes..............................................        7,531             --
Goodwill, net......................................................    2,537,697      2,626,014
                                                                     -----------     ----------
Total assets.......................................................  $14,199,944     $4,128,141
                                                                     ===========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.................................................  $ 1,610,987     $  711,058
  Accrued expenses.................................................      205,087        178,038
  Reserve for returns and allowances...............................      175,000        460,513
  Current portion of acquisition debt..............................      190,008        202,485
  Income taxes payable.............................................      272,605         80,983
                                                                     -----------     ----------
          Total current liabilities................................    2,453,687      1,633,077
Long-term portion of acquisition debt..............................           --        229,889
Notes payable to officer...........................................           --        382,816
Deferred income taxes..............................................           --         32,655
                                                                     -----------     ----------
     Total liabilities.............................................    2,453,687      2,278,437
                                                                     -----------     ----------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $.001 par value; 5,000 shares authorized, no
     shares issued.................................................           --             --
  Common stock, $.001 par value; 25,000,000 shares authorized, issued and outstanding 3,984,949 and 2,000,000 shares,
     respectively..................................................        3,985          2,000
  Additional paid-in capital.......................................   10,321,295      1,624,238
  Retained earnings................................................    1,616,140        436,371
                                                                     -----------     ----------
                                                                      11,941,420      2,062,609
  Unearned compensation from grant of options......................      195,163        212,905
                                                                     -----------     ----------
          Net stockholders' equity.................................   11,746,257      1,849,704
                                                                     -----------     ----------
Total liabilities and stockholders' equity.........................  $14,199,944     $4,128,141
                                                                     ===========     ==========

                See notes to consolidated financial statements.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                      APRIL 1,
                                                                                        1995
                                                                                     (INCEPTION)
                                                                     YEAR ENDED          TO
                                                                      DECEMBER        DECEMBER
                                                                         31,            31,
                                                                        1996            1995
                                                                     -----------     ----------
Net sales..........................................................  $12,052,016     $6,077,763
Cost of sales......................................................    7,231,296      4,130,997
                                                                     -----------     ----------
Gross profit.......................................................    4,820,720      1,946,766
Selling, general and administrative expenses.......................    3,611,471      1,400,368
                                                                     -----------     ----------
Income from operations.............................................    1,209,249        546,398
Interest expense...................................................       63,171          8,971
Other income.......................................................      196,966         13,382
                                                                     -----------     ----------
Income before provision for income taxes...........................    1,343,044        550,809
Provision for income taxes.........................................      163,275        114,438
                                                                     -----------     ----------
Net income.........................................................  $ 1,179,769     $  436,371
                                                                     -----------     ----------
Net income per share...............................................  $       .34     $      .20
                                                                     -----------     ----------
Weighted average common shares outstanding
  and common equivalent shares.....................................    3,503,767      2,191,423
                                                                     ===========     ==========

                See notes to consolidated financial statements.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEAR ENDED DECEMBER 31, 1996 AND APRIL 1, 1995 (INCEPTION) TO DECEMBER 31, 1995

                                                                                UNEARNED
                                                                                COMPENSATION
                                     PAR                                          FROM
                         COMMON     VALUE            ADDITIONAL                   GRANT        TOTAL
                         SHARES      PER    STOCK      PAID-IN      RETAINED       OF       STOCKHOLDERS'
                        OUTSTANDING SHARE   AMOUNT     CAPITAL      EARNINGS     OPTIONS      EQUITY
                        ---------   -----   ------   -----------   ----------   ---------   -----------
Balance, April 1, 1995
  (Inception).........         --   $  --   $   --   $        --   $       --   $      --   $        --
Issuance of common
  stock for cash......  1,896,925    .001    1,897       843,103           --          --       845,000
Issuance of common
  stock in partial
  consideration for
  purchase of toy
  business assets.....     75,951    .001       76       559,924           --          --       560,000
Issuance of common
  stock for
  services............     27,124    .001       27         8,306           --          --         8,333
Grant of compensatory
  stock options.......         --      --       --       212,905           --    (212,905)           --
Net income............         --      --       --            --      436,371          --       436,371
                        ---------   -----   ------    ----------    ---------   ---------   -----------
Balance, December 31,
  1995................  2,000,000    .001    2,000     1,624,238      436,371    (212,905)    1,849,704
Issuance of common
  stock for cash......  1,502,000    .001    1,502     7,652,761           --          --     7,654,263
Issuance of common
  stock from bridge
  financing
  conversion..........    469,300    .001      469     1,044,310           --          --     1,044,779
Issuance of common
  stock in partial
  consideration for
  purchase of toy
  business assets.....     13,649    .001       14           (14)          --          --            --
Earned compensation
  from grant of
  options.............         --      --       --            --           --      17,742        17,742
Net income............         --      --       --            --    1,179,769          --     1,179,769
                        ---------   -----   ------    ----------    ---------   ---------   -----------
Balance, December 31,
  1996................  3,984,949   $.001   $3,985   $10,321,295   $1,616,140   $(195,163)  $11,746,257
                        =========   =====   ======    ==========    =========   =========   ===========

                See notes to consolidated financial statements.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     APRIL 1,
                                                                                       1995
                                                                                    (INCEPTION)
                                                                    YEAR ENDED          TO
                                                                     DECEMBER        DECEMBER
                                                                        31,             31,
                                                                       1996            1995
                                                                    -----------     -----------
Cash flows from operating activities:
  Net income......................................................  $ 1,179,769     $   436,371
                                                                    -----------     -----------
  Adjustments to reconcile net income to net cash (used) provided by operating activities:
     Depreciation and amortization................................      338,032         101,203
     Earned compensation from stock option grants.................       17,742              --
     Changes in operating assets and liabilities:
       Accounts receivable........................................   (1,844,981)       (575,489)
       Inventory..................................................      (53,977)        (86,128)
       Prepaid expenses and other.................................     (973,076)       (268,906)
       Advances to officers.......................................     (120,030)             --
       Accounts payable...........................................      899,929         711,058
       Accrued expenses...........................................       27,049         178,038
       Income taxes payable.......................................      191,622          80,983
       Reserve for returns and allowances.........................     (285,513)        460,513
       Deferred income taxes......................................      (40,186)         32,655
                                                                    -----------     -----------
            Total adjustments.....................................   (1,843,389)        633,927
                                                                    -----------     -----------
            Net cash (used) provided by operating activities......     (663,620)      1,070,298
                                                                    -----------     -----------
Cash flows from investing activities
  Property and equipment..........................................   (1,058,653)       (418,408)
  Intangibles and deposits........................................      (49,129)        (45,143)
  Excess of cost over toy business assets acquired (goodwill).....           --      (2,110,270)
                                                                    -----------     -----------
            Net cash (used) by investing activities...............   (1,107,782)     (2,573,821)
                                                                    -----------     -----------
Cash flows from financing activities
  Deferred costs..................................................      (85,301)        (74,915)
  Proceeds from sale of common stock..............................    7,669,263         845,000
  Proceeds from convertible notes payable.........................    1,104,694              --
  Proceeds from (repayments of) note payable to officer...........     (382,816)        382,816
  Proceeds from (repayments of) acquisition debt..................     (260,930)        432,374
                                                                    -----------     -----------
            Net cash provided by financing activities.............    8,044,910       1,585,275
                                                                    -----------     -----------
Net increase in cash..............................................    6,273,508          81,752
Cash, beginning of year and at inception..........................       81,752              --
                                                                    -----------     -----------
Cash, at end of year and at December 31, 1995.....................  $ 6,355,260     $    81,752
                                                                    ===========     ===========
Cash paid during the period for:
  Interest........................................................  $    49,638     $       335
                                                                    ===========     ===========
  Income taxes....................................................  $    11,839     $       800
                                                                    ===========     ===========

  See note 17 for supplemental information to consolidated statements of cash flows.

                See notes to consolidated financial statements.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 -- PRINCIPAL INDUSTRY

     JAKKS Pacific, Inc. (the "Company") is engaged in the development, manufacture and marketing of toys and children's electronics products, some of which are based on character and product licenses. The Company commenced operations in July 1995 through the purchase of substantially all of the assets of a Hong Kong toy company. The Company is marketing its product lines domestically and internationally.

     The Company was incorporated under the laws of the State of Delaware in January 1995.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements include accounts of the Company and its wholly-owned subsidiaries, JAXXS (HK) Limited, JP (HK) Limited, both Hong Kong Corporations, J-X Enterprises, Inc., a New York Corporation, and JAKKS Acquisition Corp., a Delaware Corporation. In consolidation, all significant intercompany balances and transactions are eliminated.

  Cash and cash equivalents

     The Company considers all highly liquid assets, having an original maturity of less than three months, to be cash equivalents.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the dates of the financial statements, and the reported amounts of revenue and expenses during the reporting periods. Actual future results could differ from those estimates.

  Revenue recognition

     Revenue of the Company's products is recognized upon shipment to its customers. The Company provides allowances for estimated returns at the time of sales.

  Deferred product development costs

     The Company defers certain costs related to the preliminary activities associated with the manufacture of its products, which the Company has determined have future economic benefit. These costs are then expensed in the period in which the initial shipment of the related product is made. Management periodically reviews and revises, when necessary, its estimate of the future benefit of these costs, and expenses them if it is deemed there no longer is a future benefit.

  Deferred offering and acquisition costs

     During 1996, costs incurred for an additional public offering, convertible debenture offering, and certain acquisition costs were deferred. The deferred costs will be offset against respective proceeds received and upon completion of an on-going acquisition to the costs of the new affiliate (note 15).

     In 1995, offering costs incurred directly related to the issuance of convertible promissory notes pursuant to its private offering and costs incurred directly related to its public offering were capitalized. The Company

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

completed the private offering and public offering in February and May 1996, respectively, and offset these deferred offering costs against the respective proceeds received.

  Inventory

     Inventory is valued at the lower of cost (first-in, first-out) or market.

  Property and equipment

     Property and equipment are stated at cost and are being depreciated using the straight-line method over their estimated useful lives as follows:

    Personal computers................................  5 years
    Office equipment..................................  5 years
    Furniture and fixtures............................  5 years
    Molds and tooling.................................  3 - 4 years
    Leasehold improvements............................  Shorter of length of lease or 10 years

  Advertising

     Production costs of commercials and programming are charged to operations in the year during which the production is first aired. The costs of other advertising, promotion and marketing programs are charged to operations in the year incurred. Advertising expense for the year ended December 31, 1996 was approximately $22,000.

  Income taxes

     The Company does not file a consolidated return with its foreign subsidiaries. The Company files Federal and state returns and its foreign subsidiaries file Hong Kong returns. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized as deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

  Translation of foreign currencies

     Monetary assets and liabilities denominated in Hong Kong dollars are translated into United States dollars at the rates of exchange ruling at the balance sheet date. Transactions during the period are translated at the rates ruling at the dates of the transactions.

     Profits and losses resulting from the above translation policy are recognized in the consolidated statements of operations.

  Goodwill

     Goodwill represents the excess purchase price paid over the fair market value of the assets acquired of a Hong Kong toy company. Goodwill is being amortized over 30 years on a straight-line basis. Accumulated amortization at December 31, 1996 totalled $133,301.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The carrying value of goodwill is based on management's current assessment of recoverability. Management evaluates recoverability using both objective and subjective factors. Objective factors include management's best estimates of projected future earnings and cash flows and analysis of recent sales and earnings trends. Subjective factors include competitive analysis and the Company's strategic focus.

  Intangible assets

     Intangible assets consist of organizational costs, product technology rights and patents. Intangible assets are amortized on a straight-line basis, over five to six years, the estimated economic lives of the related assets. Accumulated amortization as of December 31, 1996 and 1995 was $10,834 and $1,500, respectively.

  Reverse stock split

     The Company effected a reverse split of its common stock of approximately one-for-1.843333. All common stock and common stock equivalent shares and per share amounts have been adjusted retroactively to give effect to the reverse stock split.

  Net income per share

     Net income per share is computed using the weighted average number of shares outstanding of common stock and common equivalent shares from stock options using the treasury stock method.

NOTE 3 -- ACQUISITION

     Effective July 1, 1995, the Company acquired substantially all of the assets constituting the toy business of Justin Products Limited, a Hong Kong Corporation ("JPL"). Total consideration paid of $2,965,353 consisted of cash, assumption of liabilities and the issuance of 89,600 shares of the Company's common stock.

     Other consideration includes percentage payments equal to 5% of the net sales of the acquired product lines during each of the calendar years 1995, 1996, and 1997, with minimums of $250,000 for each of 1995 and 1996, and 2.5% of the net sales of the acquired product lines during each of the calendar years 1998 and 1999. Such percentage payments are subject to offset against $500,000 in cash consideration paid. The 1996 minimum percentage payment has been discounted at 10% and is presented at net as a long-term liability (note 8). Percentage payments for the year and period ended December 31, 1996 and 1995, respectively, amounted to $250,000 and $264,917, respectively.

     The assets acquired from JPL were as follows:

        Furniture and fixtures...........................................  $   47,500
        Office equipment.................................................      12,500
        Molds and tooling................................................     250,000
        Goodwill.........................................................   2,655,353
                                                                           ----------
        Total assets acquired............................................  $2,965,353
                                                                           ==========

NOTE 4 -- CONCENTRATION OF CREDIT RISK

     Financial instruments that subject the Company to concentration of credit risk are cash equivalents and trade receivables. Cash equivalents consist principally of short-term money market funds. These instruments are short-term in nature and bear minimal risk. To date, the Company has not experienced losses on these instruments.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The Company maintains cash balances at financial institutions located in California and Hong Kong. Accounts located in California institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1996, the Company's uninsured cash balance totaled $6,476,475.

     The Company performs on-going credit evaluations of its customers financial condition but does not require collateral to support customer receivables. Most goods are sold on irrevocable letter of credit basis.

     Included in the Company's consolidated balance sheets at December 31, 1996 and 1995, are the Company's operating net assets, most of which are located in facilities in Hong Kong and China and which total approximately $3,531,379 and $1,019,077, for 1996 and 1995, respectively.

NOTE 5 -- ADVANCES TO OFFICERS

     Advances to officers represent balances of $55,030 and $65,000 due from two of the Company's officers. The $55,030 is due on demand and bears no interest. The amount of $65,000 relates to two notes receivable, $25,000 and $40,000, that are due on the earlier of August 27 and September 20, 1997, respectively, or immediately upon the termination of the officer's employment with the Company for any reason; the notes receivable bear interest of approximately 6 percent. See note 18.

NOTE 6 -- ACCRUED EXPENSES

     Accrued expenses consist of the following:

                                                                   1996         1995
                                                                 --------     --------
        Bonuses................................................  $107,444     $     --
        Insurance..............................................        --       36,972
        Hong Kong subsidiaries accruals........................        --       36,531
        Reserve for vendor claims arising from the Justin
          acquisition..........................................        --       98,476
        Royalties..............................................    78,060           --
        Other..................................................    19,583        6,059
                                                                 --------     --------
                                                                 $205,087     $178,038
                                                                 ========     ========

NOTE 7 -- RESERVE FOR RETURNS AND ALLOWANCES

     The Company provides allowances for estimated sales returns and allowances at the time of sales. In 1996, the balance of the reserve for returns and allowance was $175,000. In 1995, the reserve for returns and allowances includes actual amounts due to customers for pre-acquisition obligations assumed by the Company of $260,513, and an estimated reserve for returns and allowances of $200,000.

NOTE 8 -- LONG-TERM DEBT

     Long-term debt, entirely due in 1997, consists of the following:

                                                                   1996         1995
                                                                 --------     --------
        Asset purchase obligation..............................  $191,555     $452,485
        Less amount representing interest......................     1,547       20,111
                                                                 --------     --------
        Present value of asset purchase obligation.............   190,008      432,374
        Less current portion...................................   190,008      202,485
                                                                 --------     --------
        Long-term portion of asset purchase obligation.........  $     --     $229,889
                                                                 ========     ========

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

NOTE 9 -- INCOME TAXES

     The provision differs from the expense that would result from applying Federal statutory rates to income before taxes because of the inclusion of a provision for state income taxes, and the income of the Company's foreign subsidiaries is taxed at a rate of 16.5% applicable in Hong Kong. In addition, the provision includes deferred income taxes resulting from adjustments in the amount of temporary differences.

     Temporary differences arise primarily from differences in timing in the deduction of state income taxes and the use of the straight-line method of depreciation for financial reporting purposes and accelerated methods of depreciation for tax purposes.

     The Company does not file a consolidated return with its foreign subsidiaries. The Company files Federal and state returns and its foreign subsidiaries file Hong Kong returns. Income taxes reflected in the accompanying consolidated statements of operations is comprised of the following:

                                                                      1996          1995
                                                                   ----------     --------
    Federal......................................................  $       --     $  3,030
    State and local..............................................       1,350        2,870
    Hong Kong....................................................     277,994       75,883
                                                                    ---------     --------
                                                                      279,344       81,783
    Deferred.....................................................    (116,069)      32,655
                                                                    ---------     --------
                                                                   $  163,275     $114,438
                                                                    =========     ========

     As of December 31, 1996, the Company has Federal and state net operating loss carryovers of approximately $360,000 and $180,000, respectively, available to offset future taxable income. The carryovers expire through 2011.

    Deferred tax assets resulting from deductible temporary
      differences from loss carryforwards, noncurrent............  $  145,692     $     --
    Deferred tax liabilities resulting from taxable temporary
      differences, noncurrent....................................    (138,161)     (32,655)
                                                                    ---------     --------
                                                                   $    7,531     $(32,655)
                                                                    =========     ========

     No valuation allowance for deferred tax assets has been provided for as of December 31, 1996, since, in the opinion of the Company's management, realization of the future benefit is probable.

     A reconciliation of the statutory United States Federal income tax rate to the Company's effective income tax rate is as follows:

                                                                      1996          1995
                                                                   ----------     --------
    Statutory income tax rate....................................          35%          35%
    State and local income taxes, net of Federal income tax
      effect.....................................................           1            1
    Effect of net operating loss carryovers......................         (40)          --
    Income taxes on foreign earnings at rates other than the
      United States Statutory rate not subject to United States
      income taxes...............................................          16          (15)
                                                                          ---          ---
                                                                           12%          21%
                                                                          ===          ===

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     The components of earnings before income taxes are as follows:

                                                                      1996          1995
                                                                   ----------     --------
    Domestic.....................................................  $ (360,040)    $ 16,555
    Foreign......................................................   1,703,084      534,254
                                                                   ----------     --------
                                                                   $1,343,044     $550,809
                                                                   ==========     ========

NOTE 10 -- NOTES PAYABLE -- OFFICER

     Notes payable -- officer, is due to a Company officer and stockholder. The officer advanced monies to the Company totaling $382,816 at an interest rate of approximately 6%. During 1996, additional advances of $50,000 and $25,000 had been made to the Company by two of its officers under the same terms disclosed above. All notes payable were repaid, including accrued interest, during 1996. See note 18.

NOTE 11 -- LEASES

     The Company leases office facilities and certain equipment under operating leases. The following is a schedule of minimum lease payments.

                1997..............................................  $111,342
                1998..............................................    73,402
                1999..............................................    70,682
                2000..............................................    68,925
                2001..............................................    66,467
                Thereafter........................................   132,934
                                                                    --------
                                                                    $523,752
                                                                    ========

     Rent expense for the year and period ended December 31, 1996 and 1995 totalled $182,690 and $89,737, respectively.

NOTE 12 -- COMMON STOCK AND PREFERRED STOCK

     All references to the number of shares of the Company's common stock and per share amounts have been retroactively restated in the accompanying consolidated financial statements to reflect the effect of the approximately one-for-1.843333 reverse stock split.

     The Company has 25,005,000 authorized shares of stock consisting of 25,000,000 shares of $.001 par value common stock and 5,000 shares of $.001 par value preferred stock.

     During 1995, the Company issued JPL 75,951 shares of common stock, and an additional 13,649 shares in connection with the Company's public offering in May 1996, pursuant to the asset purchase agreement (note 3), and has also issued 27,124 shares, valued at $8,333, to the Company's legal counsel for services rendered.

     The Company has entered into a letter of intent with a certain underwriter relating to a contemplated additional public offering of its Common Stock.

NOTE 13 -- COMMITMENTS

     The Company entered into various license agreements whereby the Company may use certain characters and properties in conjunction with its products. Such license agreements call for royalties to be paid at 5 to

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

10% of net sales with minimum guarantees and advance payments. Additionally, under one such license, the Company has committed to spend 12.5% of related net sales, not to exceed $1,000,000, on advertising per year.

     Future minimum royalty guarantees are as follows:

                1997.............................................  $  730,451
                1998.............................................     714,166
                1999.............................................     949,667
                                                                   ----------
                          Total..................................  $2,394,284
                                                                   ==========

NOTE 14 -- STOCK OPTION PLAN

     Under the Company's Amended and Restated 1995 Stock Option Plan, the Company has reserved 216,998 shares of the Company's Common Stock for issuance under the Plan. Under the Amended and Restated 1995 Stock Option Plan, employees (including officers), nonemployee directors and independent consultants may be granted options to purchase shares of Common Stock. Prior to the adoption of the Plan in 1995, options for 276,500 shares have been granted at an exercise price of $2.00 per share. The Company has recorded deferred compensation costs and a related increase in paid-in capital of $212,905 for the difference between the grant price and the deemed fair market value of the Common Stock of $2.77 per share at the date of grant. Such compensation costs will be recognized on a straight-line basis over the vesting period of the options, which is 25% per year commencing twelve months after the grant date of such options. In 1996, the fair value of each employee option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used: risk-free rate of interest of 6.0%; dividend yield of 0%; and expected lives of 5 years. See note 19.

     As of December 31, 1996 and 1995, 91,523 and 206,148 shares were available for future grant, respectively. Additional shares may become available for grant to the extent that options presently outstanding under the Plan terminate or expire unexercised.

     Stock option activity pursuant to the Amended and Restated 1995 Plan is summarized as follows:

                                                                                 WEIGHTED
                                                                                 AVERAGE
                                                                    NUMBER       EXERCISE
                                                                   OF SHARES      PRICE
                                                                   ---------     --------
        Outstanding, April 1, 1995 (Inception)...................        --       $   --
          Granted................................................    10,850         4.50
          Exercised..............................................        --           --
          Canceled...............................................        --           --
                                                                    -------
        Outstanding, December 31, 1995...........................    10,850         4.50
          Granted................................................   114,625         6.70
          Exercised..............................................        --           --
          Canceled...............................................        --           --
                                                                    -------        -----
        Outstanding, December 31, 1996...........................   125,475       $ 6.51
                                                                    =======        =====

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     Stock option activity outside of the Amended and Restated 1995 Plan is summarized as follows:

                                                              NUMBER       WEIGHTED AVERAGE
                                                             OF SHARES      EXERCISE PRICE
                                                             ---------     ----------------
        Outstanding, April 1, 1995 (Inception).............        --           $   --
          Granted..........................................   276,500             2.00
          Exercised........................................        --               --
          Canceled.........................................        --               --
                                                              -------
        Outstanding, December 31, 1995.....................   276,500             2.00
          Granted..........................................    75,000             7.54
          Exercised........................................        --               --
          Canceled.........................................        --               --
                                                              -------            -----
        Outstanding, December 31, 1996.....................   351,500           $ 3.18
                                                              =======            =====

     The weighted average fair value of options granted to employees in 1996 and 1995 was $2.30 and $0.77 per share, respectively.

     The following table summarizes information about stock options outstanding and exercisable at December 31, 1996:

                                           OUTSTANDING
                           -------------------------------------------
                                                              WEIGHTED              EXERCISABLE
                                                              AVERAGE      ------------------------------
                            NUMBER       WEIGHTED AVERAGE     EXERCISE      NUMBER       WEIGHTED AVERAGE
    OPTION PRICE RANGE     OF SHARES           LIFE            PRICE       OF SHARES      EXERCISE PRICE
    ------------------     ---------     ----------------     --------     ---------     ----------------
      $ 2.00 - $8.25        476,975          6.1 years         $ 4.06       182,100           $ 5.03

     At December 31, 1995, options were exercisable for 10,850 shares at a weighted average exercise price of $4.50 per share.

     In addition, in 1996, 150,000 shares were reserved for issuance upon exercise of warrants granted to the representatives of the underwriters of the Company's Initial Public Offering exercisable at $9.375 per share.

NOTE 15 -- SUBSEQUENT EVENTS

     On January 8, 1997, the Company issued two $3,000,000 convertible debentures for a total of $6,000,000. Interest on the principal amounts outstanding will accrue at 9.0% per annum with the first monthly installment payable on February 1, 1997. If not sooner redeemed or converted into common stock, the debentures shall mature on December 31, 2003. Commencing on December 31, 1999, and the first day of each successive month thereafter prior to maturity, mandatory principal redemption installments, each of such installment to be in the amount of $10 per $1,000 of the then remaining principal amount of the debenture. Such debentures are convertible at $8.50 per share into 705,882 shares of the Company's common stock, subject to reset and anti-dilution provisions. A stock pledge agreement from the Company pledging as security all outstanding shares of a certain entity being acquired, upon acquisition thereof from use of loan proceeds, and all of the outstanding shares of the Company's wholly-owned subsidiaries. In addition, all marketing and manufacturing licenses acquired or to be acquired, and all machinery and equipment to the extent assignable by the Company are also to be pledged as security. As compensation paid to an investment banker, 6% of the gross proceeds was paid in cash and warrants for the purchase of 150,000 shares of common stock, exercisable at $8.00 per share, were sold for $0.001 per share.

     On February 6, 1997, the Company acquired all of the stock of Road Champs, Inc. and all of the operating assets of an affiliated company for approximately $12,045,000. Consideration paid at closing was approximately $4,619,000 in cash plus the issuance of $1,500,000 (198,020 shares) of the Company's common stock. The balance of the adjusted purchase price of approximately $2,937,000 is to be paid in three equal

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

installments, with the third installment payable one year after the closing of the transactions all of which will carry interest at a rate of 7.0% per annum. In addition, the payment for inventory of approximately $1,988,000, without interest, is payable within 30 days of shipment to customers and the balance is payable no later than August 6, 1997, and a payment of $1,001,000 is due seven days after the close of an additional public offering of the Company's common stock, but not later than May 6, 1997. Outstanding balances will be secured by all acquired shares and assets, however, they will be subordinated to the security interest for the convertible debentures noted above.

NOTE 16 -- MAJOR CUSTOMERS

     Sales to major customers were as follows:

          1996                          1995
-------------------------     -------------------------
  AMOUNT       PERCENTAGE       AMOUNT       PERCENTAGE
----------     ----------     ----------     ----------
$3,398,059        28.2%       $1,890,184        31.1%
 1,679,281        13.9           729,332        12.0
 1,007,590         8.4           686,787        11.3
   847,392         7.0           577,387         9.5
   508,941         4.2           571,310         9.4
----------        ----        ----------        ----
$7,441,263        61.7%       $4,455,000        73.3%
==========        ====        ==========        ====

NOTE 17 -- SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

     469,300 shares of common stock were issued in 1996 pursuant to the conversion of bridge financing promissory notes which provided net proceeds of $1,044,779.

     Shares of common stock were issued as partial consideration for toy business assets acquired totalling $560,000 in 1995. The excess of cost over toy business assets acquired (goodwill) is reflected in the consolidated statement of cash flows net of the stock issued.

     27,124 shares of stock valued at $8,333 were issued in consideration for legal services in connection with the Company's organizational start-up during 1995.

NOTE 18 -- RELATED PARTY TRANSACTIONS

     A director of the Company is a partner in the law firm that acts as counsel to the Company. The Company paid legal fees to the law firm in the amounts of approximately $270,000 in 1996 and $75,000 in 1995. Also see footnotes 5 and 10 for other related party transactions.

NOTE 19 -- RECENT ACCOUNTING PRONOUNCEMENT

     The FASB issued a new standard, SFAS No. 123 "Accounting for Stock-Based Compensation," which contains a fair value-based method for valuing stock-based compensation that entities may use, which measures compensation cost at the grant date based on the fair value of the award. Compensation is then recognized over the service period, which is usually the vesting period. Alternatively, the standard permits entities to continue accounting for employee stock option and similar equity instruments under APB Opinion No. 25, " Accounting for Stock Issued to Employees." Entities that continue to account for stock options using APB Opinion No. 25 are required to make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in SFAS No. 123 had been applied. Management accounts for options under APB Opinion No. 25. If the alternative accounting-related provisions of SFAS No. 123 had been adopted as of the beginning of 1995, the effect on 1996 and 1995 net income and earnings per share would have been immaterial. See note 14.

                      JAKKS PACIFIC, INC. AND SUBSIDIARIES

                               DECEMBER 31, 1996

     In March 1995, the FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of " ("Statement 121"). Statement 121 addresses the accounting for the impairment of long-lived assets, certain identifiable intangible and goodwill related to those assets to be held and used. It also addresses the accounting for long-lived assets and certain identifiable intangibles to be disposed of. Statement 121 establishes guidance for recognizing and measuring impairment losses and requires that the carrying amount of impaired assets be reduced to fair value. Statement 121 was effective for fiscal years beginning after December 15, 1995. The impact of the adoption of Statement 121 did not have a material adverse effect on the Company's financial condition or results of operations.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of Road Champs, Inc.
and Subsidiary and Die Cast Associates, Inc.

     We have audited the accompanying combined balance sheets of Road Champs, Inc. and Subsidiary and Die Cast Associates, Inc. as of December 31, 1996 and 1995 and the related combined statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Road Champs, Inc. and Subsidiary and Die Cast Associates, Inc. as of December 31, 1996 and 1995, and the results of their combined operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

PANNELL KERR FORSTER PC

New York, New York
February 12, 1997

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996          1995
                                                                      -----------   -----------
Current assets:
  Cash and cash equivalents.......................................    $ 2,792,336   $ 2,779,649
  Investments (notes 1 and 4).....................................      6,032,816     3,591,664
  Accounts receivable, net of allowance for doubtful accounts of
     $65,266 and $83,008 at December 31, 1996 and 1995,
     respectively.................................................      1,958,344     3,142,352
  Loan receivable affiliated entity (notes 1 and 9)...............      1,034,784       695,535
  Inventory (note 3)..............................................      1,961,068     2,401,014
  Prepaid expenses and other......................................        158,373       156,992
  Deferred tax asset (note 6).....................................         72,615            --
                                                                      -----------   -----------
          Total current assets....................................     14,010,336    12,767,206
                                                                      -----------   -----------
Property and equipment
  Office furniture and equipment..................................        463,067       712,258
  Molds and tooling...............................................      4,749,085     4,771,572
  Leasehold improvements..........................................         81,250            --
                                                                      -----------   -----------
          Total...................................................      5,293,402     5,483,830
  Less accumulated depreciation and amortization..................      4,690,231     4,629,009
                                                                      -----------   -----------
          Net property and equipment..............................        603,171       854,821
                                                                      -----------   -----------
Deposits..........................................................        138,322       156,755
                                                                      -----------   -----------
          Total assets............................................    $14,751,829   $13,778,782
                                                                      ===========   ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................    $   507,541   $   662,870
  Accrued expenses (note 7).......................................      1,139,613       253,211
  Notes payable -- stockholder (note 8)...........................        375,000       375,000
  Income taxes payable............................................        689,106        37,578
  Deferred tax liability (note 6).................................             --       415,725
                                                                      -----------   -----------
          Total current liabilities...............................      2,711,260     1,744,384
Commitments (note 7)
Stockholders' equity:
  Common stock (note 5)...........................................          9,750         9,750
  Additional paid-in capital......................................        104,000       104,000
  Unrealized holding gain on securities net of deferred taxes of
     $3,719 and $713,577 in 1996 and 1995, respectively (note
     4)...........................................................        133,157     1,175,472
  Retained earnings...............................................     11,793,662    10,745,176
                                                                      -----------   -----------
          Total stockholders' equity..............................     12,040,569    12,034,398
                                                                      -----------   -----------
          Total liabilities and stockholders' equity..............    $14,751,829   $13,778,782
                                                                      ===========   ===========

                  See notes to combined financial statements.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Net sales.........................................................  $15,510,611     $17,141,445
Cost of sales.....................................................    9,564,332      11,427,162
                                                                    -----------     -----------
Gross profit......................................................    5,946,279       5,714,283
Selling, general and administrative expenses......................    4,119,424       5,022,977
                                                                    -----------     -----------
Income from operations............................................    1,826,855         691,306
Interest expense..................................................       45,359          48,072
Other income (note 4).............................................    2,733,020         125,456
Other expenses (note 7)...........................................      923,841              --
                                                                    -----------     -----------
Income before provision for income taxes..........................    3,590,675         768,690
Provision for income taxes (note 6)...............................    1,615,276         246,417
                                                                    -----------     -----------
Net income........................................................  $ 1,975,399     $   522,273
                                                                    ===========     ===========

                  See notes to combined financial statements.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                             UNREALIZED
                                                                                              HOLDING
                                COMMON                  COMMON   ADDITIONAL                   GAIN ON          TOTAL
                                SHARES      PAR VALUE   STOCK     PAID-IN      RETAINED      SECURITIES    STOCKHOLDERS'
                              OUTSTANDING   PER SHARE   AMOUNT    CAPITAL      EARNINGS     NET OF TAXES      EQUITY
                              -----------   ---------   ------   ----------   -----------   ------------   -------------
Balance, December 31,
  1994......................      195          $50      $9,750    $104,000    $10,611,152   $ 1,472,351     $12,197,253
Net income..................       --           --         --           --        522,273            --         522,273
Dividends paid..............       --           --         --           --       (320,000)           --        (320,000)
Unrecoverable advances due
  from former subsidiary....       --           --         --           --        (68,249)           --         (68,249)
Net change in unrealized
  holding gain on
  securities, net of taxes
  of $237,784...............       --           --         --           --             --      (296,879)       (296,879)
                                  ---          ---      ------    --------    -----------   -----------     -----------
Balance, December 31,
  1995......................      195           50      9,750      104,000     10,745,176     1,175,472      12,034,398
Net income..................       --           --         --           --      1,975,399            --       1,975,399
Dividends paid..............       --           --         --           --       (817,598)           --        (817,598)
Unrecoverable advances due
  from former subsidiary....       --           --         --           --       (109,315)           --        (109,315)
Net change in unrealized
  holding gain on
  securities, net of taxes
  of $709,858...............       --           --         --           --             --    (1,042,315)     (1,042,315)
                                  ---          ---      ------    --------    -----------   -----------     -----------
Balance, December 31,
  1996......................      195          $50      $9,750    $104,000    $11,793,662   $   133,157     $12,040,569
                                  ===          ===      ======    ========    ===========   ===========     ===========

                  See notes to combined financial statements.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                   ----------------------------
                                                                       1996            1995
                                                                   ------------     -----------
Cash flows from operating activities:
  Net income.....................................................  $  1,975,399     $   522,273
  Adjustments to reconcile net income to net cash provided by operating activities
     Depreciation and amortization...............................       510,316         656,210
     Deferred taxes..............................................       221,518         224,003
     Provision for doubtful accounts.............................       (17,742)       (157,280)
     Gain on sale of investments.................................    (2,501,857)             --
     Changes in certain assets and liabilities
       Accounts receivable.......................................     1,201,750         225,102
       Inventory.................................................       438,946         967,451
       Prepaid expenses and other................................        11,917         (11,532)
       Deposits..................................................        18,433         159,272
       Accounts payable..........................................      (155,329)        275,224
       Accrued expenses..........................................       886,402         (23,311)
       Income taxes payable......................................       651,528          10,874
                                                                   ------------     -----------
          Net cash provided by operating activities..............     3,241,281       2,848,286
                                                                   ------------     -----------
Cash flows from investing activities:
  Purchase of property and equipment.............................      (270,963)       (412,997)
  Sale of investments............................................     8,401,624         150,000
  Purchase of investments........................................   (10,093,093)       (102,536)
  Loan receivable affiliated entity..............................      (339,249)       (340,530)
  Unrecoverable advances due from former subsidiary..............      (109,315)        (68,249)
                                                                   ------------     -----------
          Net cash (used) by investing activities................    (2,410,996)       (774,312)
                                                                   ------------     -----------
Cash flows from financing activities:
  Notes payable -- bank..........................................            --        (975,000)
  Dividends paid.................................................      (817,598)       (320,000)
                                                                   ------------     -----------
          Net cash (used) by financing activities................      (817,598)     (1,295,000)
                                                                   ------------     -----------
          Net increase in cash and cash equivalents..............        12,687         778,974
Cash and cash equivalents -- beginning of year...................     2,779,649       2,000,675
                                                                   ------------     -----------
Cash and cash equivalents -- end of year.........................  $  2,792,336     $ 2,779,649
                                                                   ============     ===========
Supplemental disclosure of cash flow information
  Cash paid for interest.........................................  $     45,359     $    59,020
                                                                   ============     ===========
  Cash paid for income taxes.....................................  $    729,850     $    31,415
                                                                   ============     ===========

                  See notes to combined financial statements.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of presentation and description of business

     The combined financial statements include the accounts of Road Champs, Inc. (Road Champs) and its wholly-owned subsidiary Road Champs, Ltd. (Limited) and Die Cast Associates, Inc. (Die Cast). Road Champs, located in New Jersey is a toy wholesaler principally in the United States. Limited, a Hong Kong corporation, is a toy wholesaler that sells worldwide principally on an F.O.B. Hong Kong basis against letters of credit. Die Cast, a Florida corporation, acts as the sales agent and product development consultant for Road Champs and Limited. Road Champs and Die Cast (collectively the Company) are owned and/or controlled by the same stockholder who, on January 21, 1997 agreed to sell the stock of Road Champs, Inc. and Subsidiary and certain operating assets of Die Cast for approximately $12,045,000 plus the value of certain defined assets less defined liabilities. The sale closed on February 6, 1997.

     The businesses under common control and which are being sold have been combined for financial statement purposes. All significant intercompany transactions and balances have been eliminated. Road Champs Die Casting Factory (Factory), a Hong Kong corporation, operates a die cast toy manufacturing facility in China and is the principal supplier of merchandise to Road Champs and Limited. Factory is under the same common ownership as the Company but was not part of the aforementioned sales transaction and, accordingly, is excluded from the combined financial statements. During 1996 and 1995, Road Champs had net advances of $109,315 and $68,249, respectively, due from Factory which were deemed unrecoverable and are reflected in stockholders' equity in the combined financial statements.

  Cash and cash equivalents

     The Company considers all highly liquid assets, having an original maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

  Revenue recognition

     Revenue from sales of the Company's products is recognized upon shipment to its customers.

  Inventory

     Inventory generally is valued at the moving average cost basis and is stated at the lower of cost or market.

  Investments

     Investments consists of equity securities and bonds. These investments are classified as available-for-sale and are stated at fair value. The Company computes gains/losses on sales of its investments using the specific identification method.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

  Property and equipment

     Property and equipment are stated at cost and are being depreciated using accelerated methods over their estimated useful lives as follows:

            Office furniture and equipment............................    5-7 years
            Molds and tooling.........................................    3-4 years
            Leasehold improvements....................................      5 years

  Income taxes

     Road Champs accounts for income taxes using the liability method. Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce the carrying amount of deferred tax assets to their net realizable value.

     Die Cast has elected to be treated as an "S" Corporation for Federal and New Jersey income tax purposes. Consequently, it does not record income taxes (except for capital gains, certain passive investment income, and certain investment credit recapture). The stockholder is liable for the individual income taxes of Die Cast's taxable income (even though such income is not distributed) or include a share of Die Cast's net operating loss in the individual's income tax return. Die Cast records New Jersey income taxes at the reduced "S" Corporation rate.

  Foreign Currency Translation

     Foreign currency financial statements of the Road Champ's Hong Kong subsidiary are converted into United States dollars by translating balance sheet accounts at the current exchange rate at year end and statement of operations accounts at the average exchange rate for the year.

  Use of estimates

     The preparation of the combined financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair value of financial instruments

     The Company's cash and cash equivalents, accounts and loan receivables and notes payable -- stockholder represent financial instruments. The carrying value of these financial instruments is a reasonable approximation of fair value.

  Split Dollar Insurance Plan

     An insurance trust was created for the Road Champs majority stockholder in December 1993. The terms of the trust require that it pay premiums equal to the current term rate for the insured's age multiplied by the excess of the current death benefit over Road Champs current premium advance. This amount, also referred

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

to as the "economic value", is a fringe benefit expense of Road Champs. The remaining amount of the premium is recorded as a loan receivable from the insurance trust, an affiliated entity.

  International operations

     Limited operates in Hong Kong. As a result, a significant portion of Road Champs sales and operations are subject to certain risks, including adverse developments in the foreign political and economic environment, exchange rates, tariffs and other trade barriers, staffing and managing foreign operations and potentially adverse tax consequences. There can be no assurance that any of these factors will not have a material adverse effect on the Company's financial condition or results of operations in the future. Net sales of Limited totaled $10,361,376 and $12,051,301 for the years ended December 31, 1996 and 1995.

NOTE 2 -- RISK CONCENTRATIONS

  Accounts receivable and sales

     A significant amount of the accounts receivable and sales of Road Champs are from a limited number of customers. Four customers owed 37%, 17%, 12% and 10%, respectively, of the total accounts receivable at December 31, 1995, and two customers owed 22% and 21%, respectively, of the total accounts receivable at December 31, 1996. Two customers had 21% and 26%, respectively of total sales in 1995, and one customer had 15% of total sales in 1996.

NOTE 3 -- INVENTORY

     Inventory consists of the following:

                                                                 1996           1995
                                                              ----------     ----------
        Packaging...........................................  $  117,817     $  182,688
        Finished goods......................................   1,843,251      2,218,326
                                                              ----------     ----------
                  Total inventory...........................  $1,961,068     $2,401,014
                                                              ==========     ==========

NOTE 4 -- INVESTMENTS

     The following is a summary of the Company's available-for-sale securities at December 31, 1996 and 1995.

     DECEMBER 31, 1996

                                                                    GROSS        GROSS
                                                     AMORTIZED    UNREALIZED   UNREALIZED   ESTIMATED
           SECURITIES AVAILABLE-FOR-SALE                COST        GAINS       (LOSSES)    FAIR VALUE
---------------------------------------------------  ----------   ----------   ----------   ----------
Common Stock.......................................  $2,362,922    $ 137,505    $     --    $2,500,427
U.S. Government Obligations........................     179,201          320          --       179,521
Municipal Bonds....................................   3,353,817          409      (1,358)    3,352,868
                                                     ----------     --------     -------    ----------
          Total....................................  $5,895,940    $ 138,234    $ (1,358)   $6,032,816
                                                     ==========     ========     =======    ==========

     Proceeds from the sale of available for sale securities amounted to $8,401,624 in 1996, while realized gains on the sale of available-for-sale securities amounted to $2,501,857 during 1996. The change in unrealized holding gain on available-for-sale securities in 1996 amounted to $1,752,173.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

     DECEMBER 31, 1995

                                                                  GROSS        GROSS
                                                   AMORTIZED    UNREALIZED   UNREALIZED   ESTIMATED
          SECURITIES AVAILABLE-FOR-SALE               COST        GAINS       (LOSSES)    FAIR VALUE
-------------------------------------------------  ----------   ----------   ----------   ----------
Common Stock.....................................  $1,600,079   $1,893,745    $ (6,015)   $3,487,809
Municipal Bonds..................................     102,536        1,319          --       103,855
                                                   ----------   ----------     -------    ----------
          Total..................................  $1,702,615   $1,895,064    $ (6,015)   $3,591,664
                                                   ==========   ==========     =======    ==========

     Proceeds from the sale of available-for-sale securities amounted to $150,000. Realized gain on the sale of available-for-sale securities were not significant during 1995. The change in unrealized holding gains on available-for-sale securities in 1995 amounted to $534,663.

     The amortized cost and estimated fair value of debt securities classified as available-for-sale at December 31, 1996 and 1995 by contractual maturity are as follows:

                                                                                      1995
                                                              1996             -------------------
                                                     -----------------------              ESTIMATED
                                                     AMORTIZED    ESTIMATED    AMORTIZED    FAIR
                     MATURITY                           COST      FAIR VALUE     COST      VALUE
---------------------------------------------------  ----------   ----------   --------   --------
Less than one year.................................  $1,307,442   $1,307,018   $     --   $     --
One to five years..................................      25,576       25,371    102,536    103,855
Greater than ten years.............................   2,200,000    2,200,000         --         --
                                                     ----------   ----------   --------   --------
                                                     $3,533,018   $3,532,389   $102,536   $103,855
                                                     ==========   ==========   ========   ========

NOTE 5 -- COMMON STOCK

     Common stock at December 31, 1996 and 1995 consists of:

                                                                           SHARES
                                                                 --------------------------
                                                                                ISSUED AND
                                                   PAR VALUE     AUTHORIZED     OUTSTANDING
                                                   ---------     ----------     -----------
Road Champs, Inc.................................     $50            100             95         $4,750
Die Cast Associates, Inc. .......................      50            100            100          5,000
                                                                     ---            ---         ------
                                                                     200            195         $9,750
                                                                     ===            ===         ======

NOTE 6 -- INCOME TAXES

     The provision for income taxes consists of:

                                                                  1996          1995
                                                               ----------     --------
        Current
          Federal............................................  $1,045,811     $ 22,414
          State..............................................     347,947           --
                                                               ----------     --------
                                                                1,393,758       22,414
        Deferred.............................................     221,518      224,003
                                                               ----------     --------
                                                               $1,615,276     $246,417
                                                               ==========     ========

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

     The provision for income taxes generated for year end 1996 and 1995 differ from amounts which would result from applying the Federal statutory tax rate to pretax income as follows:

                                                                 1996          1995
                                                              ----------     ---------
        Income before provision for income taxes............  $3,590,675     $ 768,690
        Items not includible/deductible for tax purposes
          (income) losses of Die Cast Associates Inc. -- Sub
             "S" Corp.......................................      52,511      (147,715)
                                                              ----------     ---------
             Adjusted pretax income.........................   3,643,186       620,975
        Federal statutory tax rate..........................         34%           34%
                                                              ----------     ---------
             Provision for income tax at statutory rate.....   1,238,683       211,131
        State income taxes, net of Federal income tax
          benefit...........................................     229,645        36,886
        Effects of foreign tax rate and other...............     146,948        (1,600)
                                                              ----------     ---------
             Provision for income taxes.....................  $1,615,276     $ 246,417
                                                              ==========     =========

     The components of the net deferred tax asset (liability) are as follows:

                                                                1996           1995
                                                               -------       ---------
        Deferred tax assets
          Net operating loss carryforwards.................    $76,334       $ 339,227
                                                               -------       ---------
        Deferred tax liabilities
          Property and equipment...........................         --         (41,375)
          Unrealized holding gain on investments...........     (3,719)       (713,577)
                                                               -------       ---------
                                                                (3,719)       (754,952)
                                                               -------       ---------
             Net deferred tax asset (liability)............    $72,615       $(415,725)
                                                               =======       =========

     At December 31, 1996, Limited had available net operating loss carryforwards of approximately $259,050 which have no expiration date.

NOTE 7 -- COMMITMENTS

  a. Leases

     Road Champs leases its New Jersey office and warehouse and its New York showroom under lease agreements which expire May 2000 and April 2001, respectively. The leases call for additional charges based upon utilities, real estate taxes and repairs, as defined. The New Jersey building is owned by a limited partnership controlled by the majority shareholder of Road Champs.

     Limited leases its Hong Kong office space under a lease agreement which expires March 1998.

                        ROAD CHAMPS, INC. AND SUBSIDIARY
                                      AND
                           DIE CAST ASSOCIATES, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                               DECEMBER 31, 1996

     The following is a schedule by year of the future minimum rent, exclusive of escalations, required by the leases:

                1997...........................................    $  484,922
                1998...........................................       395,169
                1999...........................................       371,550
                2000...........................................       195,150
                2001...........................................        23,050
                                                                   ----------
                                                                   $1,469,841
                                                                   ==========

     Rent expense for the years ended December 31, 1996 and 1995 amounted to $304,871 and $446,229, respectively.

  b. Stock Appreciation Plan

     Road Champs had a nonqualified Stock Appreciation Plan (Plan) with two of its key employees which vest upon the death or retirement of a participant, or the change in control of Road Champs, as defined.

     In contemplation of the sale of the Company, Road Champs and the two key employees reached a cash settlement to terminate the Plan totalling approximately $917,000, which was accrued at December 31, 1996 and included in other expenses in the accompanying combined statement of operations.

  c. Line-of-credit

     Road Champs has established a line-of-credit with a commercial bank in the amount of $3,000,000 expiring September 1997. Borrowings against the line-of-credit bear interest at LIBOR plus 150 basis points and are collateralized by accounts receivable and inventory and guaranteed by Limited and Die Cast.

NOTE 8 -- NOTES PAYABLE -- STOCKHOLDER

     The notes payable -- stockholder are unsecured, payable on demand, and bears interest at 10% per annum. Interest paid during each of the years 1996 and 1995 amounted to $37,500.

NOTE 9 -- SPLIT DOLLAR INSURANCE PLAN

     The total premiums required to be paid annually under the Plan, (see note
1) aggregate $366,129. The fringe benefit expense to Road Champs included in the total was $26,879 and $25,599 for 1996 and 1995, respectively. Premiums in excess of the fringe benefit expense are recorded as a loan receivable from the insurance trust, an affiliated entity.

======================================================

  NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY, BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        -----
Prospectus Summary....................      3
Risk Factors..........................      7
Use of Proceeds.......................     12
Price Range of Common Stock and
  Dividend Policy.....................     13
Capitalization........................     14
Pro Forma Financial Information.......     15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     18
Business..............................     22
Management............................     32
Principal and Selling Stockholders....     36
Certain Relationships and Related
  Transactions........................     38
Description of Securities.............     39
Shares Eligible for Future Sale.......     42
Underwriting..........................     43
Legal Matters.........................     44
Experts...............................     45
Additional Information................     45
Index to Financial Statements.........    F-1

                            ------------------------

  UNTIL           , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS
IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
======================================================
======================================================

                                 600,000 SHARES


                                  'JAKKS LOGO'
                                                   (TM)

                                  COMMON STOCK
                            ------------------------

                                   PROSPECTUS
                            ------------------------
                                CRUTTENDEN ROTH
                                  INCORPORATED
                                            , 1997
======================================================

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that the personal liability of the directors of the Company shall be limited to the fullest extent permitted by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware ("DGCL"). Section 102(b)(7) of the DGCL generally provides that no director shall be liable personally to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the Certificate of Incorporation does not eliminate the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) acts or omissions in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) any transaction from which such director derives improper personal benefit. The effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages against a director for breach of her or his fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. The limitations summarized above, however, do not affect the ability of the Company or its stockholders to seek nonmonetary remedies, such as an injunction or rescission, against a director for breach of her or his fiduciary duty.

     In addition, the Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify all persons whom it may indemnify pursuant to Section 145 of the DGCL. Section 145 of the DGCL permits a company to indemnify an officer or director who was or is a party or is threatened to be made a party to any proceeding because of his or her position, if the officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Company maintains a directors' and officers' liability insurance policy covering certain liabilities that may be incurred by any director or officer in connection with the performance of his or her duties and certain liabilities that may be incurred by the Company, including the indemnification paid to any director or officers. This policy provides for $1 million in maximum aggregate coverage including defense costs. The entire premium for such insurance is paid by the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Reference is hereby made to Section 8 of the Underwriting Agreement, filed as Exhibit 1.1, to this Registration Statement, pursuant to which the Underwriters have agreed to indemnify and hold harmless the Company and its directors, officers and controlling persons against certain liabilities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth all estimated costs and expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts. All such expenses will be paid by the Company; none will be paid by the Company's stockholders. As underwriting compensation in connection with the issuance and distribution of the securities being registered, the Company will pay the Underwriters' legal fees and expenses.


     SEC Registration fee...................................................  $  7,445.69
     NASD filing fee........................................................     2,957.08
    *Blue sky fee and expenses (including legal fees).......................    50,000.00
     Nasdaq National Market System listing fee..............................    31,144.92
    *Printing expenses......................................................   110,000.00
    *Accountants' fees and expenses.........................................    35,000.00
    *Attorneys' fees and expenses...........................................   175,000.00
    *Underwriters' legal fees...............................................   200,000.00
    *Miscellaneous..........................................................    38,452.31
                                                                              -----------
              *TOTAL........................................................  $650,000.00
                                                                               ==========


---------------

* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

     The following sets forth information relating to the sale of all unregistered securities of the Company since its inception in January 1995:

                                                  NUMBER OF SHARES
                                                         OF
                                                  COMMON STOCK OR
                                                  PRINCIPAL AMOUNT
      NAME OR CLASS          APPROXIMATE DATE         OF DEBT
      OF PURCHASERS            OF ISSUANCE         SECURITIES(1)                  CONSIDERATION
-------------------------    ----------------     ----------------     -----------------------------------
Jack Friedman                Apr.-Oct. 1995           1,627,486        $500,000
Stephen G. Berman            May 1, 1995                216,998        $50,000
Murray L. Skala              Apr. 1, 1995                27,124        Issued in consideration for
                                                                       services, in the amount of $8,333
Justin Products Limited      Oct. 19, 1995               75,951        Issued in partial consideration
                                                                       for the Company's acquisition of
                                                                       certain product lines, in the
                                                                       amount of $560,000(2)
William Lee                  Oct. 30, 1995               90,416        $250,000
Robert Johnson               Nov. 15, 1995               16,275        $45,000
Justin Products Limited      May 1, 1996                 13,649        Adjustment to reflect the offering
                                                                       price in the Initial Public
                                                                       Offering for the partial
                                                                       consideration for the acquisition
                                                                       of certain product lines
Shareholders of              Feb. 6, 1997               198,020        $1,500,000
  Road Champs, Inc.

---------------

(1) Number of shares issued prior to December 29, 1995 reflects a 1.843333-for-1 reverse stock split effected on that date.

(2) The fair market value of stock given in partial consideration for assets acquired.

     On February 14, 1996, the Company conducted a private placement bridge financing in which 39 investors invested an aggregate of $1,300,000 for Unsecured Subordinated Promissory Notes (convertible into 469,300 shares of the Company's Common Stock). Of such 469,300 shares, 223,000 shares were sold as part of the Initial Public Offering, and the remaining 246,300 shares were listed as additional registered shares in the Prospectus relating thereto.

     Effective January 8, 1997 the Company issued $6,000,000 in aggregate, of 9% seven-year convertible debentures to Renaissance Capital Growth Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC (together "Renaissance"). Net proceeds to the Company after payment of a 6% brokerage commission to Joseph Charles & Associates, Inc. and fees to Renaissance and its attorneys were $5,450,000. The debentures are convertible into 923,077 shares of the Company's Common Stock based on a conversion price of $6.50 per share. When any shares of Common Stock are issued by the Company for consideration per share less than the then existing conversion price of the Convertible Debentures, then in each such case the conversion price shall be reduced to a new conversion price equal to the consideration per share received by the Company for such additional shares of Common Stock; provided however, that prior to such issuance, the Company may request the holders to waive the right to an adjustment of the conversion price and in the event such waiver is not granted by the holders, the Company shall have the right, prior to the issuance of such additional shares, to redeem the Convertible Debenture at 120% of face value. The number of shares of Common Stock into which the debentures are convertible are also subject to adjustment for certain changes in capital structure and other events. The indebtedness must be repaid in part each month beginning December 1999, in the amount of 1% of the then unpaid balance and in full at December 31, 2003. The Company has the right to prepay all or part of such indebtedness in certain events at 120% of their original $6,000,000 face value.

     For its assistance with the Renaissance financing, the Company issued to Joseph Charles & Associates, Inc. a warrant to purchase an aggregate of 150,000 shares of Common Stock at an exercise price of $8.00 per share. Such warrant expires on January 8, 2002. Holders of such warrants possess certain demand and incidental registration rights that may require the Company to register for public resale the shares of Common Stock issuable thereunder.

     Exemption from registration under the Securities Act is claimed for the sale of all of the securities set forth above in reliance upon the exemption afforded by Section 4(2) of the Securities Act and, in the case of Promissory Notes sold on February 14, 1996, Regulation D under the Securities Act, for transactions not involving a public offering. Each certificate evidencing such shares of Common Stock, Promissory Notes and Convertible Debentures originally bore, and some continue to bear, bears an appropriate restrictive legend, and "stop transfer" orders were originally (and some shares still are) maintained on the Company's stock transfer records for such shares of Common Stock.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS


EXHIBIT
 NUMBER
--------
 1.1      Form of Underwriting Agreement (1)
 3.1      Restated Certificate of Incorporation of the Company (2)
 3.2.1    By-Laws of the Company (2)
 3.2.2    Amendment to By-Laws of the Company (3)
 4.1      Form of certificate evidencing shares of Common Stock (2)
 4.2      JAKKS Pacific, Inc. 9.00% Convertible Debenture issued to Renaissance Capital Growth
          & Income Fund III, Inc. dated December 31, 1996 (3)
 4.3      JAKKS Pacific, Inc. 9.00% Convertible Debenture issued to Renaissance US Growth &
          Income Trust PLC dated December 31, 1996 (3)
 4.4      Form of Warrant for 42,000 shares of Common Stock of the Company issuable to the
          Representative, to be dated the date of the Prospectus (1)
 5.1      Opinion, with consent, of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP,
          counsel for the Registrant (1)

EXHIBIT
 NUMBER
--------
10.1      Amended and Restated 1995 Stock Option Plan (3)
10.2      Employment Agreement by and between the Company and Jack Friedman dated January 1,
          1997 (3)
10.3      Employment Agreement by and between the Company and Stephen G. Berman dated January
          1, 1997 (3)
10.4      Asset Purchase Agreement dated October 19, 1995 (as of July 1, 1995) between the
          Company, JP (HK) Limited and Justin (2)
10.5      Convertible Loan Agreement by and between the Company and Renaissance Capital Growth
          & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC dated December
          31, 1996 (3)
10.6      Purchase Agreement among JAKKS Pacific, Inc. and JAKKS Acquisition Corp. and Road
          Champs, Inc., Road Champs Ltd. and Die Cast Associates, Inc. and the shareholders of
          Road Champs, Inc. for the purchase of all of the shares of stock of Road Champs,
          Inc. and Road Champs Ltd. and the operating assets of Die Cast Associates, Inc.
          dated January 21, 1997 (4)
10.7.1    Lease of the Company's offices at 24955 Pacific Coast Highway, Malibu, California
          (2)
10.7.2    Amendment to Lease of Company's offices at 24955 Pacific Coast Highway, Malibu,
          California (3)
10.8      Lease of the Company's warehouse space at 7 Patton Drive, West Caldwell, New Jersey and amendment thereto(4)(P)
10.9      Lease of the Company's showroom at the Toy Center South, 200 Fifth Avenue, New York,
          New York (2)
10.10     Lease of the Company's showroom at the Toy Center North, 1107 Broadway, New York,
          New York (4)(P)
10.11     Lease of the Company's office space at the Peninsula Center, 67 Mody Road,
          Tsimshatsui East, Kowloon, Hong Kong (3)
10.12.1   License Agreement with Titan Sports, Inc. dated October 24, 1995 (2)
10.12.2   Amendments to License Agreement with Titan Sports, Inc. dated April 22, 1996 and
          January 21, 1997 (3)
10.12.3   International License Agreement with Titan Sports, Inc. dated February 24, 1997(3)
10.13     License Agreement with Saban Merchandising, Inc. and Saban International N.V. with amendment dated (3)
10.14     License Agreement with Wow Wee International dated June 1, 1996 (3)
10.15     Agreement with Quantum Toy Concepts Pty, Ltd. dated July 1996 (3)
21        Subsidiaries of the Company (3)
23.1      Consent of Pannell Kerr Forster, Certified Public Accountants, A Professional
          Corporation, Los Angeles, California (1)
23.2      Consent of Pannell Kerr Forster PC, New York, New York (1)
23.3      Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in Exhibit
          5.1) (1)
24        Power of Attorney (included in Part II to this Registration Statement) (3)
27        Financial Data Schedule (3)

---------------

(1) Filed herewith.

(2) Filed previously as an exhibit to the Company's Registration Statement on Form SB-2 (File no. 333-2048-LA) dated May 1, 1996, and incorporated herein by reference in its entirety.

(3) Previously filed as part of this Registration Statement on Form SB-2.

(4) Filed previously as an exhibit to the Company's Current Report on Form 8-K, filed February 21, 1997 or as schedule 4.2(iii) thereto.

(B) FINANCIAL STATEMENT SCHEDULES

     All schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 28. UNDERTAKINGS

     The Registrant hereby undertakes:

          (1) That for purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (or if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee," table in the effective registration statement; and

             (c) To include any additional or changed material information on the plan of distribution.

          (4) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provision, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

     The Registrant and each person whose signature appears below hereby appoints Joel M. Bennett as attorney-in-fact with full power of substitution, to execute in the name and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting in the premises deems appropriate and to file any such amendment to this Registration Statement with the Commission.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Malibu, California, on the 23rd day of April 1997.


                                          JAKKS PACIFIC, INC.

                                          By:        /s/ JACK FRIEDMAN
                                            ------------------------------------
                                                       Jack Friedman
                                                         President

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                 TITLE                   DATE
-----------------------------------------------  -----------------------------  ---------------

               /s/ JACK FRIEDMAN                 Chairman, Chief Executive       April 23, 1997
-----------------------------------------------  Officer (Principal Executive
                 Jack Friedman                   Officer) and President

             /s/ STEPHEN G. BERMAN               Chief Operating Officer,        April 23, 1997
-----------------------------------------------  Executive Vice President,
               Stephen G. Berman                 Secretary and Director

              /s/ JOEL M. BENNETT                Chief Financial Officer         April 23, 1997
-----------------------------------------------  (Principal Financial and
                Joel M. Bennett                  Accounting Officer)

             /s/ MICHAEL G. MILLER               Director                        April 23, 1997
-----------------------------------------------
               Michael G. Miller

              /s/ MURRAY L. SKALA                Director                        April 23, 1997
-----------------------------------------------
                Murray L. Skala

              /s/ ROBERT E. GLICK                Director                        April 23, 1997
-----------------------------------------------
                Robert E. Glick

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER
--------
 1.1      Form of Underwriting Agreement (1)
 3.1      Restated Certificate of Incorporation of the Company (2)
 3.2.1    By-Laws of the Company (2)
 3.2.2    Amendment to By-Laws of the Company (3)
 4.1      Form of certificate evidencing shares of Common Stock (2)
 4.2      JAKKS Pacific, Inc. 9.00% Convertible Debenture issued to Renaissance Capital Growth
          & Income Fund III, Inc. dated December 31, 1996 (3)
 4.3      JAKKS Pacific, Inc. 9.00% Convertible Debenture issued to Renaissance US Growth &
          Income Trust PLC dated December 31, 1996 (3)
 4.4      Form of Warrant for 42,000 shares of Common Stock of the Company issuable to the
          Representative, to be dated the date of the Prospectus (1)
 5.1      Opinion, with consent, of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP,
          counsel for the Registrant (1)
10.1      Amended and Restated 1995 Stock Option Plan (3)
10.2      Employment Agreement by and between the Company and Jack Friedman dated January 1,
          1997 (3)
10.3      Employment Agreement by and between the Company and Stephen G. Berman dated January
          1, 1997 (3)
10.4      Asset Purchase Agreement dated October 19, 1995 (as of July 1, 1995) between the
          Company, JP (HK) Limited and Justin (2)
10.5      Convertible Loan Agreement by and between the Company and Renaissance Capital Growth
          & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC dated December
          31, 1996 (3)
10.6      Purchase Agreement among JAKKS Pacific, Inc. and JAKKS Acquisition Corp. and Road
          Champs, Inc., Road Champs Ltd. and Die Cast Associates, Inc. and the shareholders of
          Road Champs, Inc. for the purchase of all of the shares of stock of Road Champs,
          Inc. and Road Champs Ltd. and the operating assets of Die Cast Associates, Inc.
          dated January 21, 1997 (4)
10.7.1    Lease of the Company's offices at 24955 Pacific Coast Highway, Malibu, California
          (2)
10.7.2    Amendment to Lease of Company's offices at 24955 Pacific Coast Highway, Malibu,
          California (3)
10.8      Lease of the Company's warehouse space at 7 Patton Drive, West Caldwell, New Jersey and amendment thereto(4)(P)
10.9      Lease of the Company's showroom at the Toy Center South, 200 Fifth Avenue, New York,
          New York (2)
10.10     Lease of the Company's showroom at the Toy Center North, 1107 Broadway, New York,
          New York (4)(P)
10.11     Lease of the Company's office space at the Peninsula Center, 67 Mody Road,
          Tsimshatsui East, Kowloon, Hong Kong (3)
10.12.1   License Agreement with Titan Sports, Inc. dated October 24, 1995 (2)
10.12.2   Amendments to License Agreement with Titan Sports, Inc. dated April 22, 1996 and
          January 21, 1997 (3)
10.12.3   International License Agreement with Titan Sports, Inc. dated February 24, 1997(3)

EXHIBIT
 NUMBER
--------
10.13     License Agreement with Saban Merchandising, Inc. and Saban International N.V. with amendment dated (3)
10.14     License Agreement with Wow Wee International dated June 1, 1996 (3)
10.15     Agreement with Quantum Toy Concepts Pty, Ltd. dated July 1996 (3)
21        Subsidiaries of the Company (3)
23.1      Consent of Pannell Kerr Forster, Certified Public Accountants, A Professional
          Corporation, Los Angeles, California (1)
23.2      Consent of Pannell Kerr Forster PC, New York, New York (1)
23.3      Consent of Feder, Kaszovitz, Isaacson, Weber, Skala & Bass LLP (included in Exhibit
          5.1) (1)
24        Power of Attorney (included in Part II to this Registration Statement) (3)
27        Financial Data Schedule (3)

---------------

(1) Filed herewith.

(2) Filed previously as an exhibit to the Company's Registration Statement on Form SB-2 (File no. 333-2048-LA) dated May 1 1996, and incorporated herein by reference in its entirety.

(3) Previously filed as part of this Registration Statement on Form SB-2.

(4) Filed previously as an exhibit to the Company's Current Report on Form 8-K, filed February 21 1997 or as schedule 4.2(iii) thereto.